Exhibit (b)

TERM FACILITY AGREEMENT

USD 800,000,000

dated 19 January 2022

for

UCB SA

arranged by

BNP PARIBAS FORTIS SA/NV and BARCLAYS BANK PLC

with

BNP PARIBAS FORTIS SA/NV

acting as Agent

31.	NOTICES	130
32.	CALCULATIONS AND CERTIFICATES	133
33.	PARTIAL INVALIDITY	133
34.	REMEDIES AND WAIVERS	133
35.	AMENDMENTS AND WAIVERS	134
36.	CONFIDENTIALITY	139
37.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS	142
38.	COUNTERPARTS	144
39.	U.S. PATRIOT ACT	144
40.	GOVERNING LAW	145
41.	ENFORCEMENT	145
42.	WAIVER OF JURY TRIAL	145
43.	CONTRACTUAL RECOGNITION OF BAIL-IN	146
SCHEDULE 1 THE PARTIES		147
SCHEDULE 2 CONDITIONS PRECEDENT		149
SCHEDULE 3 REQUESTS		154
SCHEDULE 4 FORM OF TRANSFER CERTIFICATE		157
SCHEDULE 5 FORM OF ASSIGNMENT AGREEMENT		161
SCHEDULE 6 FORM OF ACCESSION LETTER		165
SCHEDULE 7 FORM OF RESIGNATION LETTER		167
SCHEDULE 8 FORM OF COMPLIANCE CERTIFICATE		168
SCHEDULE 9 TIMETABLES		169
SCHEDULE 10 FORM OF INCREASE CONFIRMATION		170
SCHEDULE 11 REFERENCE RATE TERMS		174
SCHEDULE 12 DAILY NON-CUMULATIVE COMPOUNDED RFR RATE		177
SCHEDULE 13 CUMULATIVE COMPOUNDED RFR RATE		179
SCHEDULE 14 FORM OF BORROWER SUBSTITUTION CERTIFICATE		180
SCHEDULE 15 PRICING		182

THIS AGREEMENT is dated 19 January 2022 and made between:

(1)

UCB SA, a limited liability company (société anonyme) incorporated under the laws of Belgium, having its registered office at Allée de la Recherche 60, B-1070 Brussels, enterprise number 0403.053.608, RLP Brussels (the “Company”);

(2)	THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 as borrowers (together with the Company, the “Original Borrowers”);

(3)	THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 as guarantors (together with the Company, the “Original Guarantors”);

(4)	BNP PARIBAS FORTIS SA/NV and BARCLAYS BANK PLC as bookrunners and mandated lead arrangers (whether acting individually or together, the “Bookrunners”);

(5)	BNP PARIBAS FORTIS SA/NV as documentation agent (and together with the Bookrunners, whether acting individually or together, the “Arrangers”);

(6)	BNP PARIBAS FORTIS SA/NV and BARCLAYS BANK PLC as underwriter (whether acting individually or together, the “Underwriter”);

(7)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 as lenders (the “Original Lenders”); and

(8)	BNP PARIBAS FORTIS SA/NV as agent of the other Finance Parties (the “Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Acceptable Bank” means:

(a)

a bank or financial institution which has a rating of BBB or higher by Standard & Poor’s or Fitch Ratings Ltd or Baa2 or higher by Moody’s or a comparable rating from an internationally recognised credit rating agency for its long-term debt obligations; or

(b)	any Finance Party or other bank or financial institution which has been approved by the Agent.

“Acceptance Time” has the meaning given to that term in the Merger Agreement.

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

“Accounting Principles” means:

(a)	in relation to members of the Group incorporated in the U.S., U.S. GAAP or IFRS;

(b)	in relation to the consolidated financial statements of the Company, IFRS; and

otherwise,	the generally accepted accounting principles in the jurisdiction of incorporation of the relevant member of the Group.

“Accounting Reference Date” means 31 December.

“Acquisition” means the acquisition by the Company of the Target, to be effected through a tender offer for the shares of common stock of the Target in accordance with applicable securities laws of the U.S. and applicable rules promulgated by the SEC, followed as promptly as practicable by the merger of Merger Sub with and into the Target in accordance with the General Corporation Law of the State of Delaware, U.S., and in each case pursuant to the Merger Agreement.

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 25 (Changes to the Obligors).

“Additional Business Day” means any day specified as such in the Reference Rate Terms.

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 25 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means in respect of the conversion of one currency (the “First Currency”) into another currency (the “Second Currency”):

(a)	the Agent’s spot rate of exchange; or

(b)	(if the Agent does not have an available spot rate of exchange) any other publicly available spot rate of exchange selected by the Agent (acting reasonably),

for the purchase of the Second Currency with the First Currency in the London foreign exchange market at or about 11:00 a.m. London time on a particular day for settlement 2 London Business Days later.

“Anti-Terrorism Law” means each of:

(a)	Executive Order No. 13224 of September 23, 2001 - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism (the “Executive Order”);

(b)	the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act);

(c)	the Money Laundering Control Act of 1986, Public Law 99-570;

(d)

the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., the Trading with the Enemy Act, 50 U.S.C. App. §§ 1 et seq., any Executive Order or regulation promulgated thereunder and administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury; and

(e)	any similar law enacted in the United States of America and / or the European Union subsequent to the date of this Agreement.

“Arranger Information Package” means the information package provided to the Arrangers entitled “Project Zorro” dated 22 November 2021.

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee and the Company.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the Certain Funds Period.

“Available Commitment” means a Lender’s Commitment minus:

(a)

the amount of its participation in any outstanding Loans (or, in relation to any Loan which has been redenominated into euro pursuant to Clause 5.4 (Refinancing of the Facility), the original USD amount of its participation); and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means:

(a)

in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b)	in relation to the United Kingdom, the UK Bail-In Legislation; and

(c)

in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“Borrower” means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 25 (Changes to the Obligors).

“Borrower Substitution Certificate” means a certificate substantially in the form set out in Schedule 14 (Form of Borrower Substitution Certificate) or any other form agreed between the relevant Borrowers and the Agent.

“Break Costs” means:

(a)	in respect of any Loan denominated in euro, the amount (if any) by which:

(i)

the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(ii)

the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period., or

(b)	in respect of any Loan denominated in USD, any amount specified as such in the Reference Rate Terms.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Brussels, New York and the jurisdiction of the relevant Obligor and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day; and

(c)	(in relation to:

(i)	any date for payment or purchase of an amount relating to a Loan denominated in USD; or

(ii)	the determination of the first day or the last day of an Interest Period for a Loan denominated in USD, or otherwise in relation to the determination of the length of such an Interest Period),

which is an Additional Business Day relating to that Loan or Unpaid Sum.

“Central Bank Rate” has the meaning given to that term in the Reference Rate Terms.

“Central Bank Rate Adjustment” has the meaning given to that term in the Reference Rate Terms.

“Certain Funds Period” means the period commencing on and including the date of this Agreement and ending on and including the third Business Day after the earliest of:

(a)	the Closing Date;

(b)	the Long Stop Date; and

(c)	the date on which the Merger Agreement is terminated.

“Certain Funds Utilisation” means a Utilisation made or to be made under the Facility during the Certain Funds Period.

“Clean-Up Event of Default” mean each and any Event of Default other than an Event of Default under Clause 22.1 (Non-payment).

“Clean-Up Period” has the meaning given to that term in Clause 22.13(a) (Clean-Up Period).

“Closing” has the meaning given to that term in the Merger Agreement.

“Closing Date” has the meaning given to that term in the Merger Agreement.

“Code” means, at any date, the U.S. Internal Revenue Code of 1986 and the regulations promulgated and the judicial and administrative decisions rendered under it, all as the same may be in effect at such date.

“Commitment” means:

(a)

in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Part II of Schedule 1 (The Parties) and the amount of any other Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement, and as such Commitments may be redenominated into euro from time to time by operation of Clause 5.4 (Refinancing of the Facility).

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

“Compounded Reference Rate” means, in relation to any RFR Banking Day during the Interest Period of a Loan denominated in USD, the percentage rate per annum which is the Daily Non-Cumulative Compounded RFR Rate for that RFR Banking Day.

“Compounding Methodology Supplement” means, in relation to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate, a document which:

(a)	is agreed in writing by the Company, the Agent (in its own capacity) and the Agent (acting on the instructions of the Majority Lenders);

(b)	specifies a calculation methodology for that rate; and

(c)	has been made available to the Company and each Finance Party.

“Confidential Information” means all information relating to the Company, any Obligor, the Group, the Target Group, the Acquisition, the Merger Agreement, the CVR Agreement, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents from either:

(a)	any member of the Group, any member of the Target Group or any of their advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group, any member of the Target Group or any of their advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 36 (Confidentiality);

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)

is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (i) or (ii) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group or the Target Group (as applicable) and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Company and the Agent.

“Cumulative Compounded RFR Rate” means, in relation to an Interest Period for a Loan denominated in USD, the percentage rate per annum determined by the Agent in accordance with the methodology set out in Schedule 13 (Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.

“CVR Agreement” means a Contingent Value Rights Agreement substantially in the form of Exhibit A to the Merger Agreement, and as such form may be revised in accordance with the Merger Agreement.

“Daily Non-Cumulative Compounded RFR Rate” means, in relation to any RFR Banking Day during an Interest Period for a Loan denominated in USD, the percentage rate per annum determined by the Agent in accordance with the methodology set out in Schedule 12 (Daily Non-Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.

“Daily Rate” means the rate specified as such in the Reference Rate Terms.

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

“Declared Default” means an Event of Default in respect of which a notice has been served by the Agent in accordance with Clause 22.12 (Acceleration).

“Default” means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period or the giving of notice (in each case pursuant to the Clause 22 (Events of Default)) or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)

which has failed to make its participation in a Loan available or has notified the Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.5 (Lenders’ participation);

(b)

which has otherwise rescinded or purported to rescind or repudiated or purported to repudiate a Finance Document or evidenced an intention to rescind or repudiate a Finance Document or which has notified the Agent, or stated publicly, that it will not comply with its funding obligations under the Finance Documents or any other loan agreement;

(c)	with respect to which an Insolvency Event has occurred and is continuing; or

(d)

with respect to which any regulatory or other governmental authority has (after the date of this Agreement) (directly or indirectly through any agency or otherwise) taken any steps to, or requires the transfer of, the whole or substantially all of the business, rights or obligations of that Lender by reason of actual or anticipated financial difficulties, unless, in the case of paragraphs (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within 2 Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Disruption Event” means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“Eligible Institution” means any Lender or other bank, financial institution, trust, fund or other entity selected by the Company and which, in each case, is not a member of the Group.

“Employee Plan” means an employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a U.S. Obligor or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).

“Environmental Law” means any applicable law or regulation in any jurisdiction in which a member of the Group conducts its business and which is binding on that member of the Group which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)	the generation, handling, storage, use, release or spillage of any substance which is capable of causing harm to the Environment, including, without limitation, any waste.

“ERISA” means, at any date, the United States Employee Retirement Income Security Act of 1974 and the regulations promulgated and rulings issued thereunder, all as the same may be in effect at such date.

“ERISA Affiliate” means any person (as defined in Section 3(9) of ERISA) that for purposes of Title I and Title IV of ERISA and Section 412 of the Code would be deemed at any relevant time to be a single employer with an Obligor, pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” means

(a)

any reportable event, as defined in Section 4043 of ERISA, with respect to an Employee Plan, as to which PBGC has not by regulation waived the requirement of Section 4043 of ERISA that it be notified of such event;

(b)	the filing of a notice of intent to terminate any Employee Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA or the termination of any Employee Plan under Section 4041(c) of ERISA;

(c)	the institution of proceedings under Section 4042 of ERISA by the PBGC for the termination of, or the appointment of a trustee thereunder to administer, any Employee Plan;

(d)

the failure to make a required contribution to any Employee Plan that would result in the imposition of a lien under Section 430(k) of the Code or Section 303(k) of ERISA or the filing of any request for a minimum funding waiver under Section 412 of the Code with respect to any Employee Plan or Multiemployer Plan;

(e)	an engagement in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA;

(f)	the complete or partial withdrawal of any U.S. Obligor or any ERISA Affiliate from a Multiemployer Plan;

(g)	an Obligor or an ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Employee Plan (other than premiums due and not delinquent under Section 4007 of ERISA);

(h)	A determination that any Employee Plan is in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); and

(i)

The receipt by an Obligor or any of its ERISA Affiliates of any notice of the imposition of withdrawal liability or of a determination that a Multiemployer Plan is, or is expected to be, in “endangered” or “critical” status within the meaning of Section 305 of ERISA.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“EURIBOR” means, in relation to any Loan in euro:

(a)	the applicable Screen Rate;

(b)

if no Screen Rate is available for EURIBOR for the Interest Period of that Loan, the applicable EURIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan;

(c)	if:

(i)	no Screen Rate is available for EURIBOR for the Interest Period of that Loan; and

(ii)	it is not possible to calculate the Interpolated Screen Rate,

the Interest Period of that Loan shall (if it is longer than the applicable Fallback Interest Period) be shortened to the applicable Fallback Interest Period and the applicable EURIBOR for that shortened Interest Period shall be determined pursuant to the relevant definition;

(d)

if the Interest Period of that Loan is, after giving effect to paragraph (c) above, either the applicable Fallback Interest Period or shorter than the applicable Fallback Interest Period and, in either case, no Screen Rate is available for EURIBOR for the Interest Period of that Loan and it is not possible to calculate the Interpolated Screen Rate, the applicable EURIBOR shall be the Historic Screen Rate for that Loan;

(e)

if paragraph (d) above applies but no Historic Screen Rate is available for the Interest Period of that Loan, the applicable EURIBOR shall be the Interpolated Historic Screen Rate for a period equal in length to the Interest Period of that Loan; or

(f)

if paragraph (e) above applies but it is not possible to calculate the Interpolated Historic Screen Rate, the Interest Period of that Loan shall, if it has been shortened pursuant to paragraph (c) above, revert to its previous length and the applicable EURIBOR shall be the Reference Bank Rate as of the Specified Time for a period equal in length to the Interest Period of that Loan, as of, in the case of paragraph (a) above, the Specified Time on the Quotation Day for euro and for a period equal in length to the Interest Period of that Loan and, if, in all cases above, that rate is less than zero, EURIBOR shall be deemed to be zero.

“Event of Default” means any event or circumstance specified as such in Clause 22 (Events of Default).

“Existing Lender” has the meaning given to it in Clause 23 (Changes to the Lenders).

“Facility” means the term loan facility made available under this Agreement as described in Clause 2.1 (The Facility).

“Facility Office” means:

(a)

the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

“Fallback Interest Period” means three (3) Months.

“FATCA” means:

(a)

sections 1471 to 1474 of the Code (including any amended or successor version that is substantively comparable and not materially more onerous to comply with) or any associated regulations or other official guidance;

(b)

any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the U.S. and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)

any agreement pursuant to the implementation of paragraphs (a) or (b) above with the U.S. Internal Revenue Service, the U.S. government or any governmental or taxation authority in any other jurisdiction.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Finance Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Arrangers and the Company and / or Borrowers (or the Agent and the Company and or / Borrowers) setting out any of the fees referred to in Clause 11 (Fees).

“Finance Document” means this Agreement, any Fee Letter, any Accession Letter, any Resignation Letter, any Reference Rate Supplement, any Compounding Methodology Supplement and any other document designated as such by the Agent and the Company.

“Finance Party” means the Agent, the Arrangers or a Lender.

“Financial Indebtedness” means, without double counting, any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument in each case evidencing borrowed money;

(d)

the capital element of any lease or hire purchase contract to the extent it would, in accordance with the then prevailing Accounting Principles as adopted by the Group, be treated as a finance or capital lease;

(e)	receivables sold or discounted (but only to the extent of any recourse against any member of the Group for non-payment of such receivables by the receivable counterparty);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market net value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

In determining whether any indebtedness exists for or in respect of any of the items referred to in paragraphs (a) to (i) above and, therefore, constitutes Financial Indebtedness, reference should be made to the treatment of the relevant item in accordance with the then prevailing Accounting Principles as adopted by the Group.

“Funding Rate” means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 10.4 (Cost of funds).

“Group” means the Company and its Subsidiaries for the time being but not, for the avoidance of doubt, any member of the Target Group prior to the Closing Date.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 25 (Changes to the Obligors).

“Historic Screen Rate” means, in relation to any Loan denominated in euro, the most recent applicable Screen Rate for the currency of that Loan and for a period equal in length to the Interest Period of that Loan and which is as of a day which is no more than five Business Days before the Quotation Day.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or evidences an intention to rescind or repudiate a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”;

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent; or

(e)

any regulatory or other governmental authority has (directly or indirectly through any agency or otherwise) taken any steps to, or requires the transfer of, the whole or substantially all of the business, rights or obligations of it by reason of actual or anticipated financial difficulties, unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within 5 Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 10 (Form of Increase Confirmation).

“Increase Lender” has the meaning given to that term in Clause 2.2 (Increase).

“Indemnified Person” has the meaning given to that term in Clause 14.2(b) (Other indemnities).

“Information Packages” means the Lender Information Package and the Arranger Information Package.

“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)

has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)

has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)

seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(i)

has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Interest Payment” means the aggregate amount of interest that:

(a)	is, or is scheduled to become, payable under any Finance Document; and

(b)	relates to a Loan denominated in USD.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.4 (Default interest).

“Interpolated Historic Screen Rate” means, in relation to any Loan denominated in euro, the rate which results from interpolating on a linear basis between:

(a)	the most recent applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the most recent applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each of which is as of a day which is no more than five Business Days before the Quotation Day.

“Interpolated Screen Rate” means, in relation to any Loan denominated in euro, the rate which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time for the currency of that Loan.

“IRS” means the U.S. Internal Revenue Service or any successor thereto.

“Legal Opinion” means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent) or Clause 25 (Changes to the Obligors).

“Legal Reservations” means:

(a)

the principle that equitable remedies may be granted or refused at the discretion of a court, the principle of reasonableness and fairness, the limitation of enforcement by laws relating to penalties, bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration, other laws generally affecting the rights of creditors and any other laws of public policy relevant in the jurisdiction of incorporation of the relevant Obligor;

(b)

the time barring of claims under applicable limitation laws (including the Limitation Acts or equivalent legislation in any applicable jurisdiction), the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void, defences of set-off or counterclaim; and

(c)	any other general principles which are set out as qualifications as to matters of law in the Legal Opinions.

“Lender” means:

(a)	any Original Lender; and

(b)

any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 2.2 (Increase), Clause 23 (Changes to the Lenders) or Clause 24 (Debt Purchase Transactions),

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

“Lender Information Package” means the information package to be provided to the Lenders in connection with the syndication of the Facility in form and content agreed between the Company and the Arrangers.

“Lender Information Package Date” means the date that Company approves the Lender Information Package for circulation to the Lenders in connection with the syndication of the Facility.

“Leverage Ratio” has the meaning given to that term in Clause 20.1 (Financial definitions).

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that Loan.

“Long Stop Date” means:

(a)

if the initial End Date (as defined in the Merger Agreement) has been extended in accordance with Section 11.01(b)(i) of the Merger Agreement, the date falling nine Months after signing of the Merger Agreement; and

(b)	otherwise, the date falling six Months after signing of the Merger Agreement.

“Lookback Period” means the number of days specified as such in the Reference Rate Terms.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction).

“Margin” has the meaning given to it in Schedule 15 (Pricing).

“Margin Stock” means “margin stock” as defined under Regulation U.

“Market Disruption Rate” means, in relation to a Loan denominated in USD, the rate (if any) specified in the Reference Rate Terms.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, assets or financial condition of the Group taken as a whole; or

(b)	the ability of the Group, taken as a whole, to perform its payment obligations under the Finance Documents.

“Material Subsidiary” means:

(a)	each Obligor other than the Company; and

(b)

in addition, at any time after the publication of the audited consolidated accounts of the Group in respect of the financial year ended 31 December 2020, each Subsidiary of the Company which then has earnings before interest, tax, depreciation and amortisation (calculated on an unconsolidated basis and ignoring intra-Group items but otherwise on the same basis as Consolidated EBITDA) representing more than 7.5 per cent. of Consolidated EBITDA, or has turnover (on an unconsolidated basis and ignoring intra-Group items) representing more than 7.5 per cent. of turnover of the Group as a whole.

The contribution of a Subsidiary of the Company set out in paragraph (b) above shall be determined from its financial statements which were consolidated into the latest audited consolidated financial statements of the Company (or if it has become a Subsidiary after the date of the latest audited consolidated financial statements of the Company were prepared, from the Subsidiary’s latest financial statements). The financial condition of the Group will be determined from the latest audited consolidated financial statements of the Company.

However, if a Material Subsidiary disposes of all or substantially all of its assets to another member of the Group, it will immediately cease to be a Material Subsidiary and the other member of the Group will immediately become a Material Subsidiary until delivery of the next set of financial statements for that member of the Group at which time the assessment of whether such member of the Group is a Material Subsidiary shall be made in accordance with paragraph (b) above.

A certificate from the auditors of the Company that a Subsidiary is or is not a Material Subsidiary shall be conclusive and binding on all Parties.

“Merger Agreement” means the agreement and plan of merger among the Company (as parent thereunder), Merger Sub and Target, dated on or around the date of this Agreement and as amended from time to time.

“Merger Sub” means Zinc Merger Sub, Inc., an indirect wholly owned Subsidiary of the Company incorporated in the State of Delaware, U.S..

“Month” means, in relation to an Interest Period (or any other period for the accrual of commission or fees), a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	other than where paragraph (b) below applies:

(i)

(subject to paragraph (iii) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(iii)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end; and

(b)

in relation to an Interest Period for any Loan denominated in USD (or any other period for the accrual of commission or fees) for which there are rules specified as “Business Day Conventions” in the Reference Rate Terms, those rules shall apply.

The above rules will only apply to the last Month of any period.

“Monthly” shall be construed accordingly to the definition of Month.

“Multiemployer Plan” means a “multiemployer plan” (as defined in Section (3)(37) of ERISA) to which a U.S. Obligor or any ERISA Affiliate makes or is obliged to make contributions, or during the preceding five plan years, has made or been obliged to make contributions.

“New Lender” has the meaning given to it in Clause 23 (Changes to the Lenders).

“Non-Controlled Subsidiary” means a member of the Group, other than an Obligor or Material Subsidiary, in which neither the Company nor any Subsidiary owns more than half the issued voting share capital.

“Non-Cooperative Jurisdiction” means a tax haven country, a low-tax jurisdiction or a non-cooperative jurisdiction within the meaning of article 307, §1, fifth subparagraph of the Belgian Income Tax Code 1992 (Wetboek van de inkomstenbelastingen 1992 / Code des impots sur les revenus 1992) or any successor provision.

“Non-Cooperative Jurisdiction Tax Event” means:

(a)

a Lender which is incorporated, has its place of effective management, or acts through a Facility Office situated, as the case may be, in a Non-Cooperative Jurisdiction fails to comply with its obligations set out in Clause 12.9 (Non-Cooperative Jurisdiction); or

(b)

the information provided by a Lender which is incorporated, has its place of effective management, or acts through a Facility Office situated, as the case may be, in a Non-Cooperative Jurisdiction is not sufficient to demonstrate to the satisfaction of the Belgian authorities that it cannot be considered as an artificial construction within the meaning of article 198 §1, 10° of the Belgian Income Tax Code, as a result of which payments made by any Obligor to such Lender are not tax deductible,

“Obligor” means a Borrower or a Guarantor.

“Obligors’ Agent” means UCB SA, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.4 (Obligors’ Agent).

“Original Borrower” means each entity listed in Part I of Schedule 1 (The Parties) as an original borrower.

“Original Financial Statements” means:

(a)	in relation to the Company, the audited consolidated financial statements of the Group for the financial year ended 31 December 2020; and

(b)	in relation to each Original Obligor other than the Company, its financial statements for its financial year ended 31 December 2020, audited, if such financial statements are audited.

“Original Guarantor” means each entity listed in Part I of Schedule 1 (The Parties) as an original guarantor.

“Original Lender” means each financial institution listed in Part II of Schedule 1 (The Parties) as an original lender.

“Original Obligor” means an Original Borrower or an Original Guarantor.

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“PBGC” means the U.S. Pension Benefit Guaranty Corporation, or any entity succeeding to all or any of its functions under ERISA.

“Permitted Financial Indebtedness” means any Financial Indebtedness:

(a)

arising under a limited liability joint venture or a limited liability partnership provided the terms are arm’s-length or better for the member of the Group and provided that there is no recourse against any assets of any other member of the Group for non-payment of such Financial Indebtedness;

(b)	owed to an Obligor;

(c)	owed by a non-Obligor to another member of the Group which is a non-Obligor;

(d)

of any person acquired by a member of the Group after the date of this Agreement which is incurred under arrangements in existence at the date of acquisition, but not incurred (other than by way of rolling over existing commitments) or increased in contemplation of, or since, that acquisition, and outstanding only for a period of six Months following the date of acquisition;

(e)

in respect of performance bonds, bid bonds, completion guarantees and similar obligations incurred in the ordinary course of business up to a maximum amount of EUR 75,000,000 (or its equivalent) at any time;

(f)	arising in connection with the cash pooling activities of the Group entered into in the ordinary course of business;

(g)

in connection with indemnities, adjustment of purchase price, conditional deferred consideration or similar conditional obligations incurred in connection with an acquisition or a disposal (including for this purpose any sale, lease, license or other disposal not constituting a “disposal” for IFRS purposes) not otherwise prohibited by this Agreement (but excluding for the avoidance of doubt any unconditional deferred consideration payments which are not conditional and any similar unconditional obligations);

(h)	arising under a Treasury Transaction provided that such Treasury Transaction is connected to the business of the Group and is not for purely speculative purposes;

(i)	of a Non-Controlled Subsidiary;

(j)	arising under the Revolving Credit Facilities Agreement; and

(k)	any financial indebtedness not falling within paragraphs (a) to (j) above, the aggregate outstanding principal amount of which does not at the time of its incurrence exceed the higher of 20% of total Financial Indebtedness of the Group and 50% of the Consolidated EBITDA in respect of the then last preceding Financial Year.

“Permitted Merger” means:

(a)	an acquisition by way of merger provided that if either entity was a Guarantor and the surviving entity is not a Guarantor, it becomes an Additional Guarantor; and

(b)	a solvent merger, amalgamation, demerger or corporate reconstruction.

“Permitted Reorganisation” means:

(a)

a reorganisation or merger on a solvent basis between one or more members of the Group incorporated in the same jurisdiction (or in different jurisdictions but within the European Union or the United Kingdom) where if one of such members of the Group was an Obligor, the surviving entity remains an Obligor or becomes an Obligor on the same terms as such original Obligor; and

(b)	any other reorganisation or merger of one or more members of the Group approved by the Agent (acting on the instructions of the Majority Lenders).

“Permitted Security” means:

(a)	Security provided under the Finance Documents;

(b)

Security arising by operation of law or arising in the ordinary course of day-to-day business (including liens in respect of assets imposed by law, title retention, netting, set-off, other encumbrances arising as part of hedging, operation of bank accounts and trading relationships or arising as part of letter of credit transactions, and rental deposits) or escrow arrangements on sales and acquisitions not otherwise restricted by this Agreement;

(c)

any netting or set-off arrangement entered into by a member of the Group in the ordinary course of its banking arrangements or in connection with the cash pooling activities of the Group entered into in the ordinary course of business;

(d)	any Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

(i)	the Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(ii)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and

(iii)	the Security is removed or discharged within six Months of the date of acquisition of such asset;

(e)

any Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security is created prior to the date on which that company becomes a member of the Group if:

(i)	the Security was not created in contemplation of the acquisition of that company;

(ii)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(iii)	the Security is removed or discharged within six Months of that company becoming a member of the Group;

(f)	Security existing as at the date of this Agreement except to the extent that the principal amount secured exceeds the amount it secured at the date of this Agreement;

(g)	Security or cash cover relating to a hedging agreement;

(h)

Security over interests in a limited liability joint venture or limited liability partnership to secure the obligations of the relevant member of the Group party to that joint venture or partnership to other joint venture (or other) partners;

(i)	Security arising pursuant to court proceedings and assessments by authorities (including tax and environmental) being contested in good faith with appropriate reserves;

(j)	any easements, rights of way, restrictions, encroachments and other defects in title;

(k)	Security granted by a member of the Group in favour of an Obligor;

(l)	Security granted by a member of the Group in respect of the pension obligations of any member of the Group;

(m)

Security granted by a member of the Group to the holders of freehold or leasehold interests (including to beneficiaries of rental income, if different) in real property to secure the obligations of any member of the Group under any lease held by it;

(n)

Security arising under hire purchase agreements, conditional sale arrangements in respect of goods supplied to a member of the Group in the ordinary course of day-to-day business and under suppliers’ standard or usual terms or arrangements having similar effect;

(o)	Security in favour of tax or customs authorities in connection with the importation of goods;

(p)	Security over goods, inventory or documents of title where the shipment or storage price is financed by a documentary credit;

(q)	cash cover relating to a letter of credit or by way of replacement for a letter of credit;

(r)

Security arising as a consequence of finance leases or capital leases or any refinancing of the same provided that the aggregate outstanding principal amount secured by such Security does not exceed at the time of its incurrence 50% of the Consolidated EBITDA in respect of the then last preceding Financial Year;

(s)	Security in relation to which the Majority Lenders have granted their approval;

(t)	Security granted by any Non-Controlled Subsidiary; and

(u)

any additional Security which exists in respect of any asset other than permitted under paragraphs (a) to (t) above securing indebtedness the outstanding principal amount of which in aggregate does not at any time exceed EUR 65,000,000 (or its equivalent).

“Qualifying Lender” has the meaning given to it in Clause 12 (Tax Gross Up and Indemnities).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is euro) two TARGET Days before the first day of that period; or

(b)	(for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Market for that currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days).

“Quoted Tenor” means, in relation to the Screen Rate applicable to Loans denominated in euro, any period for which that Screen Rate is customarily displayed on the relevant page or screen of an information service.

“Reference Bank Quotation” means any quotation supplied to the Agent by a Reference Bank.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks in relation to EURIBOR:

(a)

(other than where paragraph (b) below applies) as the rate at which the relevant Reference Bank believes one prime bank is quoting to another prime bank for interbank term deposits in euro within the Participating Member States for the relevant period; or

(b)

if different, as the rate (if any and applied to the relevant Reference Bank and the relevant period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator.

“Reference Banks” means in relation to EURIBOR any Lender or such other entity as may be appointed by the Company and the Agent provided that no party shall be appointed as a Reference Bank without its consent.

“Reference Rate Supplement” means, in relation to a Loan denominated in USD, a document which:

(a)	is agreed in writing by the Company, the Agent (in its own capacity) and the Agent (acting on the instructions of the Majority Lenders);

(b)	specifies the relevant terms which are expressed in this Agreement to be determined by reference to Reference Rate Terms; and

(c)	has been made available to the Company and each Finance Party.

“Reference Rate Terms” means, in relation to:

(a)	USD;

(b)	a Loan or an Unpaid Sum in USD;

(c)	an Interest Period for that Loan or Unpaid Sum (or other period for the accrual of commission or fees in USD); or

(d)	any term of this Agreement relating to the determination of a rate of interest in relation to such a Loan or Unpaid Sum,

the terms set out in Schedule 11 (Reference Rate Terms) or in any Reference Rate Supplement.

“Regulations T, U and X” means, respectively, Regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States (or any successor) as now and from time to time in effect from the date of this Agreement.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Market” means:

(a)	in relation to euro, the European interbank market; and

(b)	in relation to USD, the market specified as such in the Reference Rate Terms.

“Repeating Representations” means each of the representations set out in Clause 18.1 (Status) to 18.6 (No default).

“Reporting Day” means the day (if any) specified as such in the Reference Rate Terms.

“Reporting Time” means the relevant time (if any) specified as such in the Reference Rate Terms.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“Restricted Party” means any person listed:

(a)	in the Annex to the Executive Order;

(b)	on the “Specially Designated Nationals and Blocked Persons” list maintained by the OFAC; or

(c)	in any successor list to either of the foregoing.

“Revolving Credit Facilities Agreement” means the revolving facilities agreement dated 14 December 2009 (as amended, restated and/or refinanced from time to time, including on 5 December 2019 and 3 December 2021) between, amongst others, UCB SA, UCB Biopharma SRL, UCB Pharma GmbH, “UCB GmbH” and UCB, Inc. as borrowers and BNP Paribas Fortis SA/NV as agent.

“RFR” means the rate specified as such in the Reference Rate Terms.

“RFR Banking Day” means any day specified as such in the Reference Rate Terms.

“Screen Rate” means in relation to EURIBOR, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Company.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with Clause 9 (Interest Periods).

“Specified Time” means a day or time determined in accordance with Schedule 9 (Timetables).

“Subsidiary” means a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006.

“Target” means Zogenix, Inc., a corporation incorporated under the laws of the State of Delaware, U.S..

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Target Group” means the Target and each of its Subsidiaries.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Term SOFR” means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate).

“Termination Date” means the date falling five (5) years after the Closing Date.

“Total Commitments” means the aggregate of the Commitments, being USD 800,000,000 at the date of this Agreement.

“Transaction Costs” means all fees, costs and expenses, stamp, registration and other taxes incurred by the Company or any other member of the Group in connection with the Acquisition and the Finance Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Treasury Transaction” means any derivative transaction entered into in connection with the protection against or benefit from fluctuation in any rate or price and, including, without limitation, any repo of treasury shares.

“UK Bail-In Legislation” means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“Unfunded Pension Liability” means the excess of an Employee Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that plan’s assets, determined in accordance with the assumptions used for funding the Employee Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“U.S.” and “United States” means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.

“U.S. Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. 101 et seq., entitled “Bankruptcy.”

“U.S. Borrower” means a Borrower whose jurisdiction of organisation, incorporation or formation is a state in the United States or the District of Colombia.

“U.S. Debtor Relief Laws” means the U.S. Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganisation, judicial management or similar debtor relief laws of the United States from time to time in effect and affecting the rights of creditors generally.

“U.S. Guarantor” means a Guarantor whose jurisdiction of organisation, incorporation or formation is a state in the United States or the District of Colombia.

“U.S. Obligor” means any U.S. Borrower or any U.S. Guarantor.

“U.S. Tax Obligor” means:

(a)	a Borrower which is resident for tax purposes in the United States of America; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the United States for U.S. federal income tax purposes.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 3 (Requests).

“Variable Percentage” has the meaning given to that term in Clause 11.1 (Ticking fee).

“VAT” means:

(a)	any value added tax imposed by the Value Added Tax Act 1994;

(b)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(c)

any other tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraphs (a) or (b) above, or imposed elsewhere.

“Write-down and Conversion Powers” means:

(a)

in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)

in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(c)	in relation to any other applicable Bail-In Legislation:

(i)

any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)

the “Agent,” the “Arranger,” the “Bookrunners,” any “Finance Party,” any “Lender,” any “Obligor,” any “Party” or the “Underwriters” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)

a Lender’s “cost of funds” in relation to its participation in a Loan is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in that Loan for a period equal in length to the Interest Period of that Loan;

(iv)

unless otherwise expressly stated in this Agreement, “disposal” means a sale, lease, licence, transfer or other disposal to the extent such transactions would be construed as a “disposal” for the purposes of IFRS (but, in any event, does not include the making or repayment of a loan or a disposal of cash) and “dispose” shall be construed accordingly;

(v)	the “European interbank market” means the interbank market for euro operating in Participating Member States;

(vi)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(vii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(viii)

a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(ix)

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law, but if not having the force of law, being of a type with which persons to whom it is directed are expected and accustomed to comply) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(x)	a provision of law is a reference to that provision as amended or re-enacted from time to time; and

(xi)	a time of day is a reference to London time.

(b)

The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.

(f)	A reference in this Agreement to a page or screen of an information service displaying a rate shall include:

(i)	any replacement page of that information service which displays that rate; and

(ii)	the appropriate page of such other information service which displays that rate from time to time in place of that information service,

and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Agent after consultation with the Company.

(g)	A reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate.

(h)	Any Reference Rate Supplement overrides anything in:

(i)	Schedule 11 (Reference Rate Terms); or

(ii)	any earlier Reference Rate Supplement.

(i)	A Compounding Methodology Supplement relating to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate overrides anything relating to that rate in:

(i)	Schedule 12 (Daily Non-Cumulative Compounded RFR Rate) or Schedule 13 (Cumulative Compounded RFR Rate), as the case may be; or

(ii)	any earlier Compounding Methodology Supplement.

(j)

For the avoidance of doubt it is agreed that any Default in the form of the failure to deliver a document or perform an act within a period of time shall be capable of remedy and shall cease to be continuing once that document has been delivered or act performed.

(k)	For all purposes under the Finance Documents, in connection with any division or plan of division under Delaware law:

(i)

if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person; and

(ii)	if any new Person comes into existence, such new Person shall be deemed to have been organised on the first date of its existence by the holders of its shares at such time.

1.3	Currency Symbols and Definitions

“$,” “USD” and “dollars” denote the lawful currency of the United States of America and “€,” “EUR” and “euro” denote the single currency unit of the Participating Member States.

1.4	Third Party Rights

(a)

Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of any Finance Document.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary any Finance Document at any time.

1.5	Operation of certain financial metric limits

(a)

For the purposes of determining compliance by any member of the Group with any limit specified in any Basket by reference to a percentage of total Financial Indebtedness of the Group or Consolidated EBITDA, the Group shall be entitled to rely on the fact that the relevant transaction or action was permitted by reference to total Financial Indebtedness or Consolidated EBITDA as determined at the time that such transaction or, as the case may be, action was first entered into and no change in total Financial Indebtedness or Consolidated EBITDA subsequent to such transaction or, as the case may be, action first being entered into will, in and of itself, cause any breach of that limit.

(b)	For the purposes of paragraph (a) above, “Basket” means each of the basket amounts set out in:

(i)	paragraph (k) of the definition of Permitted Financial Indebtedness; and

(ii)	paragraph (r) of the definition of Permitted Security.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a USD term loan facility in an aggregate amount equal to the Total Commitments.

2.2	Increase

(a)	The Company may by giving notice to the Agent on or after:

(i)	the Company receiving notification from the Agent that the Commitments of a Lender will be immediately cancelled pursuant to Clause 7.1 (Illegality) or Clause 7.2(b)(iv) (Change of control); or

(ii)

the giving of notice by the Company to the Agent of cancellation of a Lender’s Commitments pursuant to paragraph (a) of Clause 7.5 (Right of cancellation and repayment in relation to a single Lender) or paragraph (a) of Clause 7.7 (Right of cancellation in relation to a Defaulting Lender), request that the Commitments under the Facility be increased (and the Commitments under such Facility shall be so increased) in an aggregate amount up to the amount of the Commitments so cancelled (and in the currency of the respective Commitments so cancelled) as follows:

(iii)

the increased Commitments will be assumed by one or more Eligible Institutions (each an “Increase Lender”) each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender in respect of those Commitments;

(iv)

each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(v)

each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(vi)	the Commitments of the other Lenders shall continue in full force and effect;

(vii)

any increase in the Commitments shall take effect on the date (the “Increase Date”) which shall be the later (A) the date specified by the Company in the notice referred to above, being not earlier than the effective date of the relevant cancellation of Commitments to which the Increase Confirmation relates and the (B) date on which the Agent executes an otherwise duly completed Increase Confirmation delivered to it by the relevant Increase Lender; and

(viii)

upon the Increase Date, to the extent that the Commitments cancelled by operation of the Clauses referred to in Clause 2.2(a)(i) and (ii) above included participations in one or more Loans that were repaid as a result of such cancellation, the Increase Lender shall advance to the relevant Borrower(s) such amounts equal to and in the same currency as the amounts so repaid, which amounts shall constitute participations in such Loan(s) each with an Interest Period starting on the Increase Date and ending on the last day of the current Interest Period for the relevant Loan. If, since the cancellation (the “Trigger Cancellation”) of the Commitments by operation of the Clauses referred to in Clause 2.2(a)(i) and (ii) above, a relevant Loan (the “Subdivided Loan”) has been subdivided by operation of Clause 9.3 (Consolidation and division of Loans) into more than one Loan (the Loans derived from such subdivision being the “Derived Loans”), the amount of the Increase Lender’s participation attributable to the Subdivided Loan shall be allocated among each of the Derived Loans in the same percentage as the percentage of the amount of that Derived Loan has to the Subdivided Loan. To the extent that since the Trigger Cancellation all or part of the relevant Loan has been transferred to another Borrower or re-denominated into EUR, the amount of the increased Commitment shall be allocated between each Loan and each Borrower of such Loan on a pro rata basis adopting the forgoing provisions of this paragraph (viii) mutatis mutandis. The amount of any increase in Commitments shall take into account any prepayment occurring before the Increase Date. For the purposes of this Clause 2.2(viii), the requirements of Clause 3.1 (Purpose), Clause 4.2 (Further conditions precedent), Clause 4.3 (Maximum number of Loans), Clause 5.1 (Delivery of a Utilisation Request) and Clause 5.3 (Currency and amount) shall deemed to have been satisfied.

(b)

The Agent shall, subject to paragraph (c) below, as soon as reasonably practicable after receipt by it of a duly completed Increase Confirmation appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Increase Confirmation.

(c)

The Agent shall only be obliged to execute an Increase Confirmation delivered to it by an Increase Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender.

(d)

Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as it would have been had it been an Original Lender.

(e)

The Company shall promptly on demand pay the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.2.

(f)

The Increase Lender shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 23.3 (Assignment or transfer fee) if the increase was a transfer pursuant to Clause 23.5 (Procedure for transfer) and if the Increase Lender was a New Lender.

(g)

The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a letter between the Company and the Increase Lender setting out that fee. A reference in this Agreement to a Fee Letter shall include any letter referred to in this paragraph (g).

(h)

Neither the Agent nor any Lender shall have any obligation to find an Increase Lender and in no event shall any Lender whose Commitment is replaced by an Increase Lender be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

(i)	Clause 23.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment.”

2.3	Finance Parties’ rights and obligations

(a)

The obligations of each Finance Party under the Finance Documents are several. Except as otherwise agreed by the Borrowers and the relevant Underwriters (i) failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents, and (ii) no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in the Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

2.4	Obligors’ Agent

(a)

Each Obligor (other than the Company) by its execution of this Agreement or an Accession Letter irrevocably appoints the Company to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)

the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to make any Currency Change Request, to execute on its behalf any Accession Letter, Selection Notice, and any other notice or document contemplated by this Agreement, and to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company,

and in each case the Obligor shall be bound as though the Obligor itself had supplied the information concerning itself, given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication. For this purpose each Obligor incorporated in Germany releases the Company to the fullest extent possible from the restrictions of section 181 of the German Civil Code (Bürgerliches Gesetzbuch).

Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3.	PURPOSE

3.1	Purpose

Each Borrower shall apply all amounts borrowed by it under the Facility towards:

(a)

the consideration (including the Offer Price and the Merger Consideration, each as defined in the Merger Agreement) and any other amounts payable by the Company or any other member of the Group under the Merger Agreement;

(b)

the repayment, refinancing, settlement, defeasance, discharge, purchase, redemption or repurchase of any existing debt of the Target Group (including any settlements upon conversion of the Convertible Notes, as defined in the Merger Agreement);

(c)	payments in respect of the termination of any existing hedging arrangements of the Target Group; and

(d)

related fees, costs and expenses incurred for the purpose of, or in connection with, the financing contemplated by this Agreement, the Acquisition, any other transactions contemplated in this Agreement, in the Merger Agreement or the CVR Agreement, the refinancing of any existing debt of the Target Group, the termination of any existing hedging arrangements of the Target Group and the associated transaction documents, provided that a Borrower may for any such purpose on-lend or otherwise (including by way of one or several equity contributions, repayments of intra-group loans and/or other settlements of intra-group balances) remit amounts borrowed by it under any Facility to any other member of the Group and/or any member of the Target Group.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)

Each Lender will only be obliged to comply with Clause 5.5 (Lenders’ participation) in relation to any Utilisation if on or before the Utilisation Date for that Utilisation, the Agent has received, except to the extent it has waived the same, all of the documents and other evidence listed in Part I of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent (acting reasonably). The Agent shall notify the Company and the Lenders promptly upon being so satisfied and shall, if requested by the Company, prior to the satisfaction or waiver of all such conditions precedent, promptly give irrevocable notification of the satisfaction of such conditions precedent as are satisfied or waived at that time.

(b)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

(a)

Subject to Clause 4.1 (Initial conditions precedent), Clause 4.4 (Utilisation during the Certain Funds Period) and Clause 22.13 (Clean-Up Period), the Lenders will only be obliged to comply with Clause 5.5 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	no Default is continuing or would result from the proposed Loan; and

(ii)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Maximum number of Loans

(a)	A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than three (3) Loans would be outstanding.

(b)

A Borrower may not request that a Loan be divided or refinanced pursuant to Clause 5.4 (Refinancing of the Facility) if, as a result of the proposed division or refinancing three (3) or more Loans would be outstanding.

4.4	Utilisation during the Certain Funds Period

(a)	In this Clause 4.4:

“Major Event of Default” means an Event of Default arising under:

(i)	Clause 22.1 (Non-payment) in respect of principal or interest under this Agreement;

(ii)

Clause 22.2 (Other obligations) insofar as it relates to a breach of any of Clause 21.4 (Negative pledge) and Clause 21.16 (Financial indebtedness of non-Obligors) by the Company or a Borrower itself (and for the avoidance of doubt, ignoring any obligation the Company or the Borrower would have to procure compliance by any of their Subsidiaries);

(iii)	Clause 22.2 (Other obligations) insofar as it relates to a breach of Clause 21.18(c) (Acquisition related undertakings);

(iv)	Clause 22.3 (Misrepresentation) insofar as it relates to a breach of any Major Representation;

(v)

Clause 22.5 (Insolvency), Clause 22.6 (Insolvency proceedings) or Clause 22.7 (Creditor’s process) insofar as they relate to the Company or a Borrower itself (and not, for the avoidance of doubt, any of their Subsidiaries);

(vi)

Clause 22.8(a) (Unlawfulness or invalidity) insofar as it relates to the Company or a Borrower itself (and not, for the avoidance of doubt, any of their Subsidiaries) and only in respect of (i) this Agreement or (ii) any Fee Letter;

(vii)

provided that the Company or a Borrower has not, within 20 Business Days of becoming aware of the relevant cessation, entered into alternative arrangements that put the Lenders in substantially the same position as if the relevant cessation had not occurred, Clause 22.8(b) (Unlawfulness or invalidity) insofar as it relates to the Company or a Borrower itself (and not, for the avoidance of doubt, any of their Subsidiaries) and only in respect of (i) this Agreement or (ii) any Fee Letter; or

(viii)	Clause 22.9 (Repudiation) insofar as they relate to the Company or a Borrower itself (and not, for the avoidance of doubt, any of their Subsidiaries);

“Major Representation” means any of the following representations in respect of the Company or a Borrower itself (and for the avoidance of doubt, ignoring any representation insofar as it relates to any of their Subsidiaries): (i) Clause 18.1 (Status), (ii) Clause 18.2 (Binding obligations), (iii) Clause 18.3 (Non-conflict with other obligations), (iv) Clause 18.4 (Power and authority) and (v) Clause 18.5 (Validity and admissibility in evidence).

(b)

Subject to Clause 4.1 (Initial conditions precedent), during the Certain Funds Period, the Lenders will be obliged to comply with Clause 5.5 (Lenders’ participation) in relation to a Certain Funds Utilisation, unless on the date of the Utilisation Request and/or on the proposed Utilisation Date:

(i)	a Major Event of Default is continuing or would result from the proposed Certain Funds Utilisation;

(ii)

any Major Representation is not true in any material respect or would not be true in any material respect immediately after such Certain Funds Utilisation is made in respect of the Company or a Borrower; or

(iii)

it is unlawful for that Lender to perform any of its obligations as contemplated by this Agreement or to fund its participation in the Certain Funds Utilisation (provided that such event shall not itself release the other Lenders from their obligation to make available the Facility for the purpose of a Certain Funds Utilisation in accordance with this Clause 4.4).

(c)

During the Certain Funds Period (save in circumstances where, pursuant to paragraph (b) above, a Lender is not obliged to comply with Clause 5.5 (Lenders’ participation)), none of the Finance Parties shall be entitled to:

(i)	cancel any of its Commitments to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(ii)

rescind, terminate or cancel this Agreement or the Facility or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(iii)	refuse to participate in, or prevent or limit, the making of a Certain Funds Utilisation;

(iv)	exercise any right of set-off or counterclaim to the extent to do so would prevent or limit the making of a Certain Funds Utilisation; or

(v)

cancel, accelerate or cause repayment or prepayment of any amounts owning under this Agreement or under any other Finance Document to the extent to do so would prevent or limit the making of a Certain Funds Utilisation, provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available for the Finance Parties notwithstanding that they may not have been used or been available for use during the Certain Funds Period (but without prejudice to Clause 22.13 (Clean-Up Period)).

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

A Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request (which may be completed by the Company on its behalf) not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 9 (Interest Periods).

(b)	Multiple Loans may be requested in a Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be USD.

(b)	The amount of the proposed Loan must be a minimum of USD 100,000,000 or, if less, the Available Facility.

5.4	Refinancing of the Facility

(a)	In this Agreement:

“Conversion Date” has the meaning given to that term in Clause 5.4(b) (Refinancing of the Facility).

“Currency Change Event” means the conversion of a Loan denominated in USD into a Loan denominated in EUR pursuant to this Clause 5.4.

“Currency Change Request” has the meaning given to that term in Clause 5.4(b) (Refinancing of the Facility).

“Exchange Amount” has the meaning given to that term in Clause 5.4(c) (Refinancing of the Facility).

“Exchange Contract” has the meaning given to that term in Clause 5.4(c) (Refinancing of the Facility).

“Refinancing Advance” has the meaning given to that term in Clause 5.4(e) (Refinancing of the Facility).

“USD Refinance Amount” has the meaning given to that term in Clause 5.4(b) (Refinancing of the Facility).

(b)	Provided that:

(i)	not more than four (4) Currency Change Events have occurred previously;

(ii)	the relevant Borrower (or the Company on behalf of the Borrower) has notified the Agent of its intention to make the request at least eight (8) Business Days before the proposed Conversion Date; and

(iii)

the Agent (acting reasonably) has not notified the relevant Borrower (or the Company as applicable) in writing, within four (4) Business Days of receipt of the notice referred to in (ii) above, that it will refuse such request, the relevant Borrower (or the Company on behalf of that Borrower) to whom a Loan has been made which is then denominated in USD may request (a “Currency Change Request”) in a Selection Notice that all or part of that Loan (being (i) a minimum amount of USD 125,000,000 or, if less, the outstanding amount of that Loan and (ii) a maximum amount of USD 250,000,000) be converted into a Loan denominated in EUR on the first day (the “Conversion Date”) of the Interest Period in respect of that Loan to which that Selection Notice relates. The Selection Notice shall specify the USD amount of the Loan that is to be so converted (the “USD Refinance Amount”). The Agent, subject to the satisfaction of the foregoing conditions in this Clause 5.4(b), shall promptly notify each Lender participating in the relevant Loan of the Currency Change Request and the USD Refinance Amount.

(c)

If a Borrower (or the Company on behalf of a Borrower) makes a Currency Change Request in accordance with Clause 5.4(b) above, that Borrower and the Agent shall, two Business Days prior to the start of the relevant Interest Period, enter into a spot foreign exchange contract (an “Exchange Contract”) under which the Agent agrees to sell an amount in USD to the Borrower equal to the USD Refinance Amount in exchange for the amount (the “Exchange Amount”) of EUR required to buy USD in an amount equal to the USD Refinance Amount using the Agent’s Spot Rate of Exchange.

(d)	On ascertaining the Exchange Amount, the Agent will promptly notify the Company and each relevant Lender of the same and the relevant spot rate of exchange.

(e)	On the Conversion Date:

(i)	the relevant Lenders shall advance (the “Refinancing Advance”) to the Borrower, by way of payment to the Agent on behalf of the Borrower, an amount in EUR equal to the Exchange Amount;

(ii)

each relevant Lender’s share of the Refinancing Advance shall be such percentage of the Exchange Amount as is equal to the percentage of its Commitment under the Loan the subject of the Currency Change Request;

(iii)	the Agent shall apply the proceeds of the Refinancing Advance in settlement of the amount owed to it under the Exchange Contract;

(iv)

the Agent shall pay amounts it is to pay under the Exchange Contract to the relevant Lenders pro rata to their respective Commitments under the USD denominated Loan the subject of the Currency Change Request to be applied in repayment of such Loan; and

(v)	for the avoidance of doubt, the Refinancing Advance shall be a Loan denominated in EUR.

(f)

In relation to a Refinancing Advance, the requirements of Clause 3.1 (Purpose), Clause 4.2 (Further conditions precedent), Clause 5.1 (Delivery of a Utilisation Request) and Clause 5.3 (Currency and amount) shall be deemed to have been satisfied.

5.5	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan by the Specified Time.

5.6	Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

The Borrowers shall repay the aggregate Loans in full on the Termination Date.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

(a)	If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(i)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(ii)	upon the Agent notifying the Company, the Available Commitment of that Lender will be immediately cancelled; and

(iii)

to the extent that the Lender’s participation has not been transferred pursuant to paragraph (d) of Clause 7.5 (Right of cancellation and repayment in relation to a single Lender), each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment(s) shall be immediately cancelled in the amount of the participations repaid.

7.2	Change of control

(a)	For the purpose of this Clause 7.2:

“change of control” means any person or group of persons acting together (other than an Excepted Person) becomes the beneficial owner of more than 50 per cent. of the issued share capital of the Company or otherwise gains control of the Company where “control” means the power to direct the management and policies of any entity, whether through the ownership of voting capital, by contract or otherwise; and

“Excepted Person” means Financière de Tubize S.A., either by itself or acting together with (i) any other shareholder of the Company with whom, as at the date of this Agreement, Financière de Tubize S.A. has notified the Company (who in turn notifies the Agent) is acting in concert separately in accordance with article 3, §1, 13°, c) of the Belgian law of 2 May 2007 on the disclosure of large shareholdings in issuers whose securities are admitted to trading on a regulated market and/or (ii) any person or persons controlled by Financière de Tubize S.A. or any of the persons listed under (i) above.

(b)	If a change of control occurs:

(i)	the Company shall promptly notify the Agent upon becoming aware of that event;

(ii)	the Company shall promptly make an official public announcement of that event;

(iii)	if either:

(A)	in a Lender’s opinion the change of control has an adverse effect on its credit assessment of the Company; or

(B)	the change of control results in a breach of a Lender’s credit exposure limits (whether resulting from any regulation or internal guidelines),

the Agent (acting upon the instructions of any Lender) may request, no later than one Month after the date of the official public announcement of the relevant change of control made pursuant to paragraph (ii) above, that the Company enter into discussions with the Agent for a period of one Month with a view to agreeing any remedial action which may be required to place the Company and the Lenders in the same position as they would have been in if the change of control had not happened; and

(iv)

if no agreement is reached pursuant to paragraph (iii) above and a Lender so requires and notifies the Agent, the Agent shall, by not less than 45 days’ notice to the Company (or such lesser period as the Agent and the Company may agree), cancel the Available Commitment of that Lender and declare the participation of that Lender in all Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents immediately due and payable, whereupon each such Available Commitment will be immediately cancelled, the Commitment of that Lender shall immediately cease to be available for further utilisation and all such Loans of that Lender, accrued interest and other amounts shall become immediately due and payable.

7.3	Voluntary cancellation

The Company may, if it gives the Agent not less than three (3) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of USD 10,000,000) of an Available Facility. Any cancellation under this Clause 7.3 shall reduce the Commitments of the Lenders rateably.

7.4	Voluntary prepayment of Loans

The Borrower to which a Loan has been made may, if it gives the Agent not less than:

(a)	in the case of a Loan denominated in euro, three (3) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice; or

(b)	in the case of a Loan denominated in USD, five (5) RFR Banking Days’ (or such shorter period as the Majority Lenders may agree) prior notice,

prepay the whole or any part of any Loan but, if in part, being an amount that reduces the Loan by a minimum amount of USD 10,000,000 or EUR 10,000,000, if the loan is then denominated in euro.

7.5	Right of cancellation and repayment in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up);

(ii)	any Lender claims indemnification from the Company or an Obligor under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs); or

(iii)	a Non-Cooperative Jurisdiction Tax Event occurs in relation to any Lender,

the Company may, whilst the circumstance giving rise to the event or the requirement for indemnification or increase continues, give the Agent notice of cancellation of the Commitment(s) of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above in relation to a Lender, the Available Commitment(s) of that Lender shall immediately be reduced to zero.

(c)

On the last day of each Interest Period which ends after the Company has given notice of cancellation under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan and that Lender’s corresponding Commitment(s) shall be immediately cancelled in the amount of the participations repaid.

(d)	If:

(i)	any of the circumstances set out in paragraph (a) above apply to a Lender; or

(ii)	an Obligor becomes obliged to pay any amount in accordance with Clause 7.1 (Illegality) to any Lender,

the Company may, on three (3) Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to an Eligible Institution which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 23 (Changes to the Lenders) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under Clause 23.10 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)

the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(f)

A Lender shall perform the checks described in paragraph (e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

7.6	Restrictions and timing of payments

(a)

Any notice of cancellation or prepayment given by any Party under Clause 7.1 (Illegality); Clause 7.3 (Voluntary cancellation) or Clause 7.4 (Voluntary prepayment of Loans) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment provided that a notice of cancellation or prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of certain proceeds, in which case such notice of prepayment may be revoked by or on behalf of the relevant Borrower (by notice to the Agent no less than (two) 2 Business Days prior to the specified prepayment date) if such condition is not satisfied.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, no Borrower may reborrow any part of the Facility which is prepaid or repaid.

(d)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	Subject to Clause 2.2 (Increase), no amount of Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

(g)

Except as provided elsewhere in this Agreement, if all or part of any Lender’s participation in a Loan is repaid or prepaid an amount of that Lender’s Commitment (equal to the amount of the participation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

7.7	Right of cancellation in relation to a Defaulting Lender

(a)

If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent 10 Business Days’ notice of cancellation of each Available Commitment of that Lender provided that such cancellation will not be deemed to be a waiver or release of any claim the Company, any other Obligor, the Agent or any Lender may have against such Defaulting Lender.

(b)	On the receipt of a notice referred to in paragraph (a), each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

7.8	Application of prepayments

Any prepayment of a Loan pursuant to Clause 7.4 (Voluntary prepayment of Loans) shall be applied pro rata to each Lender’s participation in that Loan.

SECTION 5

COSTS OF UTILISATION

8.	INTEREST

8.1	Calculation of interest – Loans denominated in euro

(d)	The rate of interest on each Loan denominated in euro for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	Margin; and

(ii)	EURIBOR.

8.2	Calculation of interest – Loans denominated in USD

(a)	The rate of interest on each Loan denominated in USD for any day during an Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	Margin; and

(ii)	Compounded Reference Rate for that day.

(b)

If any day during an Interest Period for a Loan denominated in USD is not an RFR Banking Day, the rate of interest on that Loan for that day will be the rate applicable to the immediately preceding RFR Banking Day.

8.3	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six-Monthly intervals after the first day of the Interest Period).

8.4	Default interest

(a)

If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 1 per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.4 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan denominated in euro which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)

the rate of interest applying to the overdue amount during that first Interest Period shall be 1 per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.5	Notifications

(a)	The Agent shall promptly notify the Lenders and the relevant Borrower of a determination of a rate of interest relating to any Loan denominated in euro.

(b)	The Agent shall promptly upon an Interest Payment in relation to a Loan denominated in USD being determinable notify:

(i)	the relevant Borrower of that Interest Payment;

(ii)	each relevant Lender of the proportion of that Interest Payment which relates to that Lender’s participation in the relevant Loan denominated in USD; and

(iii)	the relevant Lenders and the relevant Borrower of:

(A)	each applicable rate of interest relating to the determination of that Interest Payment; and

(B)	to the extent it is then determinable, the Market Disruption Rate (if any) relating to the relevant Loan denominated in USD.

This paragraph (b) shall not apply to any Interest Payment determined pursuant to Clause 10.4 (Cost of funds).

(c)	The Agent shall promptly notify the relevant Borrower of each Funding Rate relating to a Loan.

(d)

The Agent shall promptly notify the relevant Lenders and the relevant Borrower of the determination of a rate of interest relating to a Loan denominated in USD to which Clause 10.4 (Cost of funds) applies.

(e)	This Clause 8.5 shall not require the Agent to make any notification to any Party on a day which is not a Business Day.

9.	INTEREST PERIODS

9.1	Selection of Interest Periods

(a)	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)

Each Selection Notice for a Loan is irrevocable and must be delivered to the Agent by the Borrower (or the Company on behalf of the Borrower) to which that Loan was made not later than the Specified Time.

(c)

If a Borrower (or the Company) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will, be for the same number of Months as the Interest Period then ending in respect to that Loan.

(d)	Subject to this Clause 9, a Borrower (or the Company) may select an Interest Period:

(i)

in relation to a Loan denominated in euro, of one (1), three (3) or six (6) Months or any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders in relation to the relevant Loan); and

(ii)

in relation to a Loan denominated in USD, of any period specified in the Reference Rate Terms or any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders in relation to the relevant Loan).

(e)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.

(f)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(g)	In respect of a Loan denominated in USD, no Interest Period shall be longer than six Months.

9.2	Non-Business Days

(a)

In respect of a Loan denominated in euro, if an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	In respect of a Loan or Unpaid Sum denominated in USD, any rules specified as “Business Day Conventions” in the Reference Rate Terms shall apply to each Interest Period for that Loan or Unpaid Sum.

9.3	Consolidation and division of Loans

(a)	Subject to paragraph (b) below, if two or more Interest Periods:

(i)	relate to Loans in the same currency made to the same Borrower; and

(ii)	end on the same date,

those Loans will, unless that Borrower (or the Company on its behalf) specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Loan on the last day of the Interest Period for all purposes including for the interpretation of Clause 4.3(b) (Maximum number of Loans).

(b)

Subject to paragraph (c) below, Clause 4.3 (Maximum number of Loans) and Clause 5.3 (Currency and amount), if a Borrower (or the Company on its behalf) requests in a Selection Notice that a Loan be divided into two or more Loans, that Loan will, on the last day of its Interest Period, be so divided into the amounts specified in that Selection Notice, being Loans in the same currency as the divided Loan and in amounts (being not less than USD 100,000,000 or EUR 100,000,000 as applicable) that aggregate the principal amount of the Loan so divided.

(c)	A Loan cannot be divided if as a result of the proposed division three (3) or more Loans would be outstanding.

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Absence of quotations

(a)

Subject to paragraph (b) below, if EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

(b)	If at or about noon on the Quotation Day, none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.

10.2	Interest calculation if no RFR or Central Bank Rate

If:

(a)

there is no applicable RFR or Central Bank Rate for the purposes of calculating the Daily Non-Cumulative Compounded RFR Rate for an RFR Banking Day during an Interest Period for a Loan denominated in USD; and

(b)	“Cost of funds will apply as a fallback” is specified in the Reference Rate Terms,

Clause 10.4 (Cost of funds) shall apply to that Loan for that Interest Period.

10.3	Market disruption

(a)

In respect of any Loan denominated in euro, if a Market Disruption Event occurs in relation to such Loan for any Interest Period, then Clause 10.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

(b)	In respect of any Loan denominated in USD, if:

(i)	a Market Disruption Rate is specified in the Reference Rate Terms; and

(ii)

before the Reporting Time the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 30 per cent. of that Loan) that its cost of funds relating to its participation in that Loan would be in excess of that Market Disruption Rate, then Clause 10.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

(c)	In this Agreement “Market Disruption Event” means:

(i)

at or about noon on the Quotation Day for the relevant Interest Period, EURIBOR is to be determined by reference to the Reference Banks and none or only one of the Reference Banks supplies a rate to the Agent to determine EURIBOR for the relevant currency and Interest Period; or

(ii)

before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 30 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Market would be in excess of EURIBOR.

10.4	Cost of funds

(a)

If this Clause 10.4 applies to a Loan for an Interest Period, neither Clause 8.1 (Calculation of interest – Loans denominated in euro) nor Clause 8.2 (Calculation of interest – Loans denominated in USD) shall apply to that Loan for that Interest Period and the rate of interest on each Lender’s share of that Loan for that Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the applicable Margin; and

(ii)

the rate notified to the Agent by that Lender as soon as practicable and in any event, (i) in respect of a Loan denominated in euro, not later than three (3) Business Days before the date on which interest is due to be paid in respect of that Interest Period, and (ii) in respect of a Loan denominated in USD, by the Reporting Time, to be that which expresses as a percentage rate per annum its cost of funds relating to its participation in that Loan.

(b)

If this Clause 10.4 applies and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

(d)	If this Clause 10.4 applies pursuant to Clause 10.3 (Market disruption) and:

(i)	in relation to a Loan denominated in euro:

(A)	a Lender’s Funding Rate is less than EURIBOR; or

(B)	a Lender does not notify a rate to the Agent by the time specified in paragraph (a)(ii) above,

that Lender’s cost of funds relating to its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be EURIBOR; or

(ii)	in relation to a Loan denominated in USD:

(A)	a Lender’s Funding Rate is less than the relevant Market Disruption Rate; or

(B)	a Lender does not notify a rate to the Agent by the time specified in paragraph (a)(ii) above,

(iii)

that Lender’s cost of funds relating to its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be the Market Disruption Rate for that Loan.

(e)	If this Clause 10.4 applies the Agent shall, as soon as is practicable, notify the Company.

10.5	Break Costs

(a)

Subject to paragraph (c) below, each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs (if any) attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day prior to the last day of an Interest Period for that Loan or Unpaid Sum.

(b)

Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in respect of which they become, or may become, payable.

(c)	This Clause 10.5 shall only apply with respect of a Loan or Unpaid Sum denominated in USD if an amount is specified as Break Costs in the Reference Rate Terms.

11.	FEES

11.1	Ticking fee

(a)	In this Agreement:

“Applicable Margin” means the Margin in respect of Loans in USD.

“Variable Percentage” means, in respect of the period represented by the number of days from and including the date of this Agreement set out under the heading “Days” in the table below, the percentage rate set out opposite such number of days under the heading “Percentage of Applicable Margin”.

Days	Percentage of Applicable Margin
0 – 90 days	0%
91 – 180 days	15%
On and after 181 days	35%

(b)

The Company shall pay a ticking fee on the amount of each Lender’s Available Commitment during the period from (and including) the date of this Agreement to (but excluding) the first Utilisation Date. The Ticking fee shall accrue on a daily basis and shall be computed at a per annum rate equal to the Variable Percentage multiplied by the Applicable Margin on that Lender’s Available Commitment during the period from (and including) the date of this Agreement to (but excluding) the first Utilisation Date.

(c)	If a ticking fee is payable under paragraph (b) above, it shall, subject to paragraph (d) below, be payable in arrear:

(i)	on the last day of each successive period of three (3) Months which ends during the Availability Period;

(ii)	on the last day of the Availability Period; and

(iii)	if the Facility is cancelled in full, at the time the cancellation is effective.

(d)

Notwithstanding the provisions of paragraph (c) above, the Company shall not be obliged to pay any ticking fee until the fifth Business Day after it has received notice from the Agent of the amount of the ticking fee accrued and due in accordance with paragraph (c) above together with its details of calculation.

(e)

No ticking fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender. For the avoidance of doubt, no ticking fee is payable in respect of any cancelled amount of a Lender’s Commitment.

11.2	Upfront fee

The Company shall pay (or procure that a Borrower pays) to the Agent on behalf of each Lender that participates in the first Loan, an upfront fee in the amount and at the times agreed in a Fee Letter.

11.3	Agency fee

The Company shall pay (or procure that a Borrower pays) to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

12.	TAX GROSS UP AND INDEMNITIES

12.1	Definitions

(a)	In this Agreement:

“Bank Levy” means any amount payable by a Lender or any of its respective Affiliates on the basis of or in relation to its balance sheet or capital base or any part of it or its liabilities or minimum regulatory capital or any combination thereof, in relation to the Lender, any Tax in any jurisdiction levied on a similar basis or for a similar purpose (and imposed by reference to assets and/or liabilities) (including, for the avoidance of doubt, the German bank levy as set out in the German Restructuring Fund Act (Restrukturierungsfondsgesetz)).

“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:

(a)	in relation to a payment to be made by a Borrower resident in Belgium, a Lender which is beneficially entitled to interest payable to that Lender in respect of a Loan under a Finance Document and is:

(i)	a company with its head office in Belgium or acting through an establishment located in Belgium with which its participation in a Loan is effectively connected;

(ii)

a Credit Institution acting through an establishment (whether its head office or a permanent establishment with which its participation in the Loan is effectively connected) located in a member state of the European Economic Area or in a jurisdiction with which Belgium has a double taxation agreement in force on the date of payment. For the purposes of this Clause 12.1, “Credit Institution” shall mean an institution whose business is to receive deposits or other repayable funds from the public and to grant credit for its own account; or

(iii)	a Treaty Lender;

(b)

in relation to a payment to be made by a U.S. Borrower or by a Borrower that is effectively connected with the conduct by such Borrower of a trade or business within the U.S. or otherwise attributable to a permanent establishment of such Borrower in the U.S.:

(i)	a “United States person” within the meaning of Section 7701(a)(30) of the Code, provided such Lender timely has delivered to the Agent for transmission to the Obligor making such payment two original executed copies of IRS Form W-9 (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) certifying its status as a “United States person”; or

(ii)

a Treaty Lender with respect to the U.S., provided such Lender timely has delivered to the Agent for transmission to the Obligor making such payment two original executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) certifying its entitlement to receive such payments without any such deduction or withholding under a double taxation treaty; or

(iii)

a Lender which is entitled to receive payments under the Finance Documents without deduction or withholding of any U.S. federal income Taxes either as a result of such payments being effectively connected with the conduct by such Lender of a trade or business within the U.S. or under the portfolio interest exemption, provided such Lender timely has delivered to the Agent for transmission to the Obligor making such payment two original executed copies of either (1) IRS Form W-8ECI (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) certifying that the payments made pursuant to the Finance Documents are effectively connected with the conduct by that Lender of a trade or business within the U.S. or (2) IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) claiming exemption from withholding in respect of payments made pursuant to the Finance Documents under the portfolio interest exemption and a statement certifying that such Lender is not a person described in Section 871(h)(3)(B) or Section 881(c)(3) of the Code or (3) such other applicable form prescribed by the IRS certifying as to such Lender’s entitlement to exemption from U.S. withholding tax with respect to all payments to be made to such Lender under the Finance Documents.

For purposes of this paragraph (b), in the case of a Lender that is not treated as the beneficial owner of the payment (or a portion thereof) under Chapter 3 and related provisions (including Sections 871, 881, 3406, 6041, 6045 and 6049) of the Code, the term “Lender” shall mean the person who is so treated as the beneficial owner of the payment (or portion thereof);

(c)

in relation to a payment to be made by an Obligor resident in the United Kingdom, a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(A)	a Lender:

(1)	which is a bank (as defined for the purpose of section 879 of the Income Tax Act 2007) making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or could be within such charge as respects such payments apart from section 18A of the Corporation Tax Act 2009; or

(2)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the Income Tax Act 2007) at the time that that advance was made,

and, in each case, which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(B)	a Lender which is a company resident in the United Kingdom for United Kingdom tax purposes; or

(C)	a Lender which is a partnership each member of which is:

(1)	a company so resident in the United Kingdom; or

(2)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the Corporation Tax Act 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the Corporation Tax Act 2009;

(D)

a Lender which is a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the Corporation Tax Act 2009) of that company; or

(E)	a Treaty Lender; or

(F)	a building society (as defined for the purpose of section 880 of the Income Tax Act 2007) making an advance under a Finance Document; and

(d)	in relation to any other Borrower, a Lender which is:

(i)	a Treaty Lender in relation to that Borrower; or

(ii)

otherwise entitled to receive that interest from that Borrower without any withholding or deduction for or on account of Tax in accordance with the relevant Tax legislation of the Tax Jurisdiction of that Borrower at the time that it becomes a Lender.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of any Loan made by that Lender under a Finance Document is:

(a)	in the case of a Loan to any Borrower that is resident in Belgium, a person falling within paragraph (a) of the definition of Qualifying Lender;

(b)

in the case of a Loan to any Borrower that is a U.S. Borrower or in the case of a Loan to any Borrower any payment payable in respect of which is effectively connected with the conduct by such Borrower of a trade or business within the U.S. or otherwise attributable to a permanent establishment of such Borrower in the U.S., a person falling within paragraph (b) of the definition of Qualifying Lender;

(c)	in the case of a Loan to any Borrower that is resident in the United Kingdom a person falling within paragraph (c) of the definition of a Qualifying Lender; or

(d)	in the case of a Loan to any Borrower not falling within (a) to (c) above, a person falling within paragraph (d) of the definition of Qualifying Lender.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document other than a FATCA Deduction.

“Tax Jurisdiction” means in relation to any Borrower, the jurisdiction in which that Borrower is resident for tax purposes.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

“Treaty Lender” means a Lender which:

(a)	is treated as a resident of a Treaty State for the purposes of the relevant Treaty;

(b)

does not carry on a business in the jurisdiction in which the relevant Borrower is incorporated through a permanent establishment with which that Lender’s participation in the relevant Loan is effectively connected; and

(c)

meets all other conditions in the relevant Treaty for full exemption from tax imposed on interest by the jurisdiction in which the relevant Borrower is incorporated provided that for this purpose it shall be assumed that there are satisfied any necessary procedural formalities.

“Treaty State” means a jurisdiction having a double taxation agreement signed and ratified (a “Treaty”) with the jurisdiction of incorporation of the relevant Borrower which makes provision for full exemption from tax imposed by the jurisdiction of incorporation of the relevant Borrower on interest.

Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)

The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)

If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	An Obligor is not required to make an increased payment under paragraph (c) above by reason of a Tax Deduction:

(i)	in respect of Tax imposed from a payment of interest on a Loan, if on the date on which the payment falls due:

(A)

the payment could have been made to the relevant Lender without a Tax Deduction if it had been a “Qualifying Lender”, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or published concession of any relevant taxing authority; or

(B)	the relevant Lender is a “Qualifying Lender” falling within paragraph (c)(B), (c)(C) or (c)(D) of the definition and the Borrower is resident in the United Kingdom; and:

(A)

an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the Income Tax Act 2007 which relates to the payment and that Lender has received from the Obligor making the payment or from the Company a certified copy of that Direction; and

(B)	the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(C)	the relevant Lender is a “Qualifying Lender” falling within paragraph (c)(B), (c)(C) or (c)(D) of the definition and the Borrower is resident in the United Kingdom; and:

(A)	the relevant Lender has not given a UK Non-Bank Lender Tax Confirmation to the Company; and

(B)

the payment could have been made to the Lender without any Tax Deduction if the Lender had given a UK Non-Bank Lender Tax Confirmation to the Company, on the basis that the UK Non-Bank Lender Tax Confirmation would have enabled the Company to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the Income Tax Act 2007; or

(D)

the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.

(e)

If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)

Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)

A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction, as soon as reasonably practicable after the date of this Agreement (or, in the case of a Treaty Lender that becomes a Lender after the date of this Agreement, as soon as reasonably practicable after the date on which that Treaty Lender becomes a Lender), including for the avoidance of doubt, the completion and submission to the taxation authority in the relevant Lender’s country of incorporation (or, if different, the country in which its Facility Office is located or its country of residence for the purposes of the relevant Treaty) of appropriate forms and documents as reasonably requested by the Company.

(h)

Each Lender which becomes a Party on the date of this Agreement gives a Tax Confirmation to the Company (qualified, if applicable, as agreed in writing with the Company prior to execution of this Agreement) by entering into this Agreement on the date of this Agreement.

(i)	Each Lender which becomes a Party to this Agreement:

(i)	on the date of this Agreement (an “Existing Lender”); or

(ii)	as a New Lender in accordance with Clause 23 (Changes to the Lenders),

shall promptly notify the Company and the Agent if there is any change in the position set out in the Tax Confirmation (in the case of an Existing Lender), Transfer Certificate or Assignment Agreement (in the case of a New Lender) or Increase Confirmation (in the case of an Increase Lender), other than in relation to any change in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or published concession of any relevant taxing authority.

(j)

Following written request by a Borrower incorporated and resident in Germany, any Lender or Agent claiming any additional amounts or indemnity payable pursuant to this Clause 12.2 (Tax gross-up) shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its applicable lending office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, or Agent, as the case may be, be otherwise disadvantageous to such Party.

12.3	Tax indemnity

(a)

The Company shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party reasonably determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)

under the law of the jurisdiction in which that Finance Party is incorporated or organised or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes or as carrying on a business through a permanent establishment to which any right (including any sum received or receivable) under a Finance Document is attributable for Tax purposes;

(B)

as a result of a present or former connection between such Finance Party and the jurisdiction imposing such Tax (other than connections arising from such Finance Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan or Finance Document, or sold or assigned an interest in any Loan, Facility or document relating thereto); or

(C)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is: (i) imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or (ii) any branch profits tax or franchise tax imposed by the U.S.; or (iii) by reference to the assets or net assets of a Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(B)

would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 12.2 (Tax gross-up) applied;

(C)	relates to a FATCA Deduction required to be made by a Party; or

(D)	relates to any Bank Levy.

(c)

A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim and shall provide to the Agent reasonably satisfactory evidence of the relevant loss, liability or cost, following which the Agent shall notify the Company and provide such evidence to the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Agent.

12.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part; to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify each Finance Party and Arranger against any cost, loss or liability that Finance Party or Arranger incurs in relation to all stamp duty, registration, excise and other similar Taxes payable in respect of any Finance Document, for the avoidance of doubt, other than occurring directly and exclusively under a Transfer Certificate or an Accession Agreement/Accession Letter and other than resulting from voluntary registration of any Finance Document.

12.6	Value added tax

(a)

All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes shall be deemed to be exclusive of any VAT which is or becomes chargeable on such supply, and accordingly, subject to paragraph (b) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party) provided that the reverse charge mechanism is not applicable.

(b)

If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT provided that the reverse charge mechanism is not applicable. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)

Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses and their reimbursement to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

12.7	FATCA Information

(a)	Subject to paragraph (c) below, each Finance Party shall, within 10 Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests or as otherwise required by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) for the purposes of that other Party’s compliance with any other law, regulation or exchange of information regime.

(b)

If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)

Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)

If a Borrower is a U.S. Tax Obligor, or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within 10 Business Days of:

(i)	where a Borrower is a U.S. Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(ii)	where a Borrower is a U.S. Tax Obligor on a date on which any other Lender becomes a Party as a Lender, that date;

(iii)	the date a new U.S. Tax Obligor accedes as a Borrower; or

(iv)	where the Borrower is not a U.S. Tax Obligor, the date of a request from the Agent,

supply to the Agent:

(i)	a withholding certificate on the applicable IRS Form W-8, IRS Form W-9 or any other relevant form; or

(ii)	any withholding statement and other documentation, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)	The Agent shall provide any withholding certificate, withholding statement, documentation, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the relevant Borrower.

(g)

If any withholding certificate, withholding statement, documentation, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, documentation, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, documentation, authorisation or waiver to the Borrower.

(h)

The Agent may rely on any withholding certificate, withholding statement, documentation, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraph (e), (f) or (g) above.

12.8	FATCA Deduction

(a)

Notwithstanding anything to the contrary herein, each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Company, the Agent and the other Finance Parties.

12.9	Non-Cooperative Jurisdiction

(a)

As at the date of this Agreement, each Finance Party represents that it is not incorporated, having its place of effective management, or acting through a Facility Office situated, as the case may be, in a Non-Cooperative Jurisdiction.

(b)

Each Finance Party which becomes a Party to this Agreement after the date of this Agreement shall indicate in the Transfer Certificate, Assignment Agreement or Increase Confirmation which it executes on becoming a Party, and for the benefit of the Agent and without liability to any Obligor whether it is tax resident of, or acting through a Facility Office with which the Finance Documents are effectively connected and which is situated in, as the case may be, a Non-Cooperative Jurisdiction.

(c)

Each Finance Party shall promptly notify the Company (i) if the state or territory in which it is incorporated, resident or established or where its Facility Office is established is a Non-Cooperative Jurisdiction or (ii) if the bank account(s) to which payments to which that Finance Party is entitled have been or will be made, are (A) managed or held by a person or persons incorporated, resident or established in a Non-Cooperative Jurisdiction or by the permanent establishment of a non-resident of Belgium situated in a Non-Cooperative Jurisdiction or (B) managed by, or opened with, (1) a financial institution incorporated, resident or established in a Non-Cooperative Jurisdiction or (2) a branch or office of a financial institution situated in a Non-Cooperative Jurisdiction.

(d)

Each Finance Party shall provide information reasonably demonstrating that it cannot be considered as an artificial construction within the meaning of article 198 §1, 10° of the Belgian Income Tax Code (i) if the state or territory in which it is or becomes incorporated, resident or established or where its Facility Office is or becomes established is a Non-Cooperative Jurisdiction and (ii) if the bank account(s) to which payments to which that Finance Party is entitled have been or will be made, are (A) managed or held by a person or persons incorporated, resident or established in a Non- Cooperative Jurisdiction or by the permanent establishment of a non-resident of Belgium situated in a Non-Cooperative Jurisdiction or (B) managed by, or opened with, (1) a financial institution incorporated, resident or established in a Non-Cooperative Jurisdiction or (2) a branch or office of a financial institution situated in a Non-Cooperative Jurisdiction. Each Finance Party shall provide such information within ten Business Days following the receipt of a demand of the Company (which demand shall refer to this paragraph (d)). Such demand can be made by the Company (i) at the occasion of completing and filing its annual tax returns or (ii) if such request is accompanied by a written request from the Belgian tax authorities to the Company to demonstrate that the Lender is not an artificial construction within the meaning of article 198, 10° of the Belgian Income Tax Code.

(e)

If after the Date of this Agreement the lists referred to in article 307, §1, fifth subparagraph of the Belgian Income Tax Code 1992 is amended, the Company shall provide the Agent with such amended lists. The Agent shall provide any amended list it receives to each other Finance Party.

13.	INCREASED COSTS

13.1	Increased costs

(a)

Subject to Clause 13.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

(ii)	compliance with any law or regulation made after the date of this Agreement

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

(a)

A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor; or

(ii)

compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied); or

(iii)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation;

(iv)	attributable to a FATCA Deduction required to be made by a Party; or

(v)	attributable to any Bank Levy.

(b)	In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Definitions).

14.	OTHER INDEMNITIES

14.1	Currency indemnity

(a)

If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

(a)

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(i)	the occurrence of any Event of Default;

(ii)

a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing Among the Finance Parties);

(iii)

funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(iv)

a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company to the extent that it has not been revoked in accordance with the terms of this Agreement.

(b)

The Company shall promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate (each an “Indemnified Person”), against any third party costs which have been reasonably incurred or loss or liability incurred by that Finance Party or its Affiliate (or officer or employee of that Finance Party or Affiliate) arising out of the funding arrangements for the Acquisition (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the funding arrangements of the Acquisition), unless such cost, loss or liability is caused by the gross negligence or wilful misconduct, or breach of the terms of the Finance Documents or any confidentiality undertaking given, by that Finance Party or its Affiliate (or employee or officer of that Finance Party or Affiliate).

(c)

If any event occurs in respect of which indemnification under paragraph (b) above may be sought from the Company, the relevant Indemnified Person shall notify the Company (where legally permissible to do so and without being under any obligation to so notify to the extent that it is not lawfully permitted to do so) promptly after the relevant Indemnified Person becomes aware of such event, consult with the Company in good faith and promptly with respect to the conduct of the relevant action, claim, investigation or proceeding, conduct such action, claim, investigation or proceeding properly and diligently and shall consult with the Company prior to settling any action, claim, investigation or proceeding (in each case to the extent permitted by law and without being under any obligation to disclose any information which it is not lawfully permitted to disclose). Any required response to communication from the Company in connection with, or as part of, such consultation shall not be unreasonably withheld or delayed.

(d)

Neither the Company nor any of its Affiliates shall be responsible or have any liability to any Indemnified Person for consequential losses or damages unless, in the case of the Company (only), such consequential losses or damages are awarded against any Indemnified Person as a result of the funding arrangements for the Acquisition and such Indemnified Person is entitled to indemnification from the Company in respect of the same under paragraph (b) above.

14.3	Indemnity to the Agent

The Company shall promptly following demand by the Agent indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	entering into or performing any foreign exchange contract for the purposes of paragraph (b) of Clause 29.10 (Change of currency); or

(c)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

15.	MITIGATION BY THE LENDERS

15.1	Mitigation

(a)

Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in the Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax Gross Up and Indemnities) or Clause 13 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of liability

(a)

The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation), other than costs and expenses incurred by the Finance Party to comply with FATCA or to obtain an exemption from any FATCA Deduction.

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.	COSTS AND EXPENSES

16.1	Transaction expenses

The Company shall promptly on demand pay the Agent and the Arranger the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement (to the extent previously agreed); and

(b)	any other Finance Documents executed on or after the date of this Agreement.

16.2	Amendment costs

If:

(a)	an Obligor requests an amendment, waiver or consent;

(b)	an amendment is required pursuant to Clause 29.10 (Change of currency); or

(c)	an amendment is required pursuant to Clause 35.3 (Changes to reference rates and use of Term SOFR),

the Company shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request, requirement or amendment.

16.3	Enforcement costs

(a)

The Company shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) reasonably incurred by that Finance Party in connection with the enforcement of, or (whilst an Event of Default is continuing) the preservation of any rights under, any Finance Document.

(b)

Any person making a claim under Clauses 14.2 (Other indemnities), 14.3 (Indemnity to the Agent) and 16 (Costs and Expenses) shall provide reasonable detail of the amounts claimed and copies of relevant invoices (including VAT invoices).

SECTION 7

GUARANTEE

17.	GUARANTEE AND INDEMNITY

17.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally (but subject to any limitations set out herein or in any Accession Letter by which such Guarantor becomes a party hereto):

(a)	guarantees to each Finance Party punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;

(b)

undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)

agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of a Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 17 if the amount claimed had been recoverable on the basis of a guarantee.

17.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or otherwise) is made by a Finance Party in whole or in part on the basis of any payment or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 17 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.4	Waiver of defences

The obligations of each Guarantor under this Clause 17 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)

any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

17.5	Guarantor Intent

Without prejudice to the generality of Clause 17.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

17.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)

refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 17.

17.8	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)

to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 29 (Payment Mechanics).

17.9	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)

that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)

each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

17.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

17.11	Guarantee Limitations

With respect to any Additional Guarantor, this guarantee is subject to any limitations set out in the Accession Letter applicable to such Additional Guarantor.

17.12	Limitation on German Guarantors

(a)

The Finance Parties agree, other than in accordance with the procedure set out in paragraphs (b) to (h) of this Clause 17.12, not to enforce any guarantee granted under this Agreement (the “Guarantees”, each a “Guarantee”) by a Guarantor in the form of a German Gesellschaft mit beschränkter Haftung (“GmbH”) or a Kommanditgesellschaft with a GmbH as general or limited partner (“Restricted KG”) (such GmbH or Restricted KG, a “Restricted GmbH Guarantor”, and such general or limited partner in the form of a GmbH, a “GmbH Partner”) if and to the extent the Guarantee is an Up-Stream or Cross-Stream Guarantee (as defined below) (save for any Guarantee granted as guarantee for borrowings to the extent these borrowings are on-lent to the Restricted GmbH Guarantor and its subsidiaries) and the enforcement would otherwise (i) lead to the situation that (1) the Restricted GmbH Guarantor, or (2) in case of a Restricted KG, its GmbH Partner, does not have sufficient net assets (Reinvermögen) to maintain its stated share capital (Stammkapital) where required by Sections 30 and 31 of the German Act on Limited Liability Companies (“GmbHG”) or (ii) increase an existing shortage of the stated share capital provided that for the purposes of the calculation of the amount not to be enforced (if any) the following balance sheet items shall be adjusted as follows:

(i)

the amount of any increase of stated share capital (Stammkapital) of the Restricted GmbH Guarantor after the date hereof that is prohibited under the Finance Documents and has been effected without the prior written consent of the Agent shall be deducted from the stated share capital (Stammkapital);

(ii)

to the extent the enforcement of the Guarantee would deprive the Restricted GmbH Guarantor of the ability to fulfil its obligations to third parties (incurred, whether on a contingent or non-contingent basis, at the time of enforcement) or to continue its business, then for the determination of net assets, the assets of the Restricted GmbH Guarantor shall be calculated at the lesser of their book value (Buchwert) and their realisation value (Liquidationswert); and

(iii)	the net assets shall take into account the costs of the Auditor’s Determination (as defined below), either as a reduction of assets or an increase of liabilities.

(b)

The Finance Parties further agree (i) only to enforce any Up-Stream or Cross-Stream Guarantee (as defined below) granted under this Agreement by a Guarantor in the form of a German Aktiengesellschaft (“AG”) if and to the extent such Guarantee has been granted as a result of a valid and permissible instruction under a domination agreement with such AG as the dominated entity (save for any Guarantee granted for borrowings to the extent these borrowings are on-lent to the AG or its subsidiaries) and to the extent such guarantee does not violate German law, in particular Sections 57 and 71a of the German Stock Corporation Act (Aktiengesetz); and (ii) only to enforce any Up-Stream or Cross-Stream Guarantee granted under this Agreement by a company that is a direct or indirect subsidiary of such AG if and to the extent the AG has procured the granting of such guarantee as a result of a valid and permissible instruction under a domination agreement with such AG as the dominated entity (save for any Guarantee granted for borrowings to the extent these borrowings are on-lent to such subsidiary or its subsidiaries) and to the extent such Guarantee does not violate German law, in particular Sections 57 and 71a of the German Stock Corporation Act. The Finance Parties shall not be entitled to any claims, and no Obligor (including its or its shareholders’ officers, directors and employees), shall be liable as a result of or in connection with the unenforceability or illegality of any Guarantee by an AG or its direct or indirect subsidiaries solely as a consequence of German law capital maintenance and/or financial assistance rules in relation to an AG. For the avoidance of doubt: any limitations in this Clause 17.12 applying to a Restricted GmbH Guarantor shall also apply to any subsidiary of an AG in the form of a Restricted GmbH Guarantor in addition to the rules applying to subsidiaries of an AG.

(c)

Each of the Finance Parties agrees that it will not commence and will, to the extent it is within its power, exercise any voting rights against the commencement of any action or other form of recourse against any person who has, at any time during the term of this Agreement, been a managing director or other officer of a Restricted GmbH Guarantor or a GmbH Partner where such action is taken as a result of or relates to the guarantees and/or indemnities granted under this Clause 17. Any such managing director or other officer of a Restricted GmbH Guarantor or a GmbH Partner (or former managing director or other officer of a Restricted GmbH Guarantor or a GmbH Partner)

may rely on this paragraph (c) subject to paragraph (b) of Clause 1.4 (Third Party Rights) and the provisions of the Third Parties Act.

(d)

Promptly after the Restricted GmbH Guarantor has received a notification by the Agent of its intention to enforce a Guarantee by such Restricted GmbH Guarantor, such Restricted GmbH Guarantor shall realise, to the extent legally permitted and commercially reasonable, in a situation where it does not have sufficient net assets to maintain its stated share capital, any and all of its assets that are shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of the assets if the relevant asset is not necessary for the relevant Restricted GmbH Guarantor’s business (betriebsnotwendig).

(e)

The limitations set out in paragraph (a) only apply if and to the extent that (i) within ten (10) Business Days following the demand against a Restricted GmbH Guarantor under any Guarantee by the Agent (the “Guarantee Demand”), the managing director(s) on behalf of the Restricted GmbH Guarantor has confirmed in writing to the Agent (1) to what extent the Guarantee is an Up-Stream or Cross-Stream Guarantee and (2) which amount of such Up-Stream or Cross-Stream Guarantee cannot be enforced as it would cause the net assets of the Restricted GmbH Guarantor to fall below its stated share capital or increase an existing shortage of the stated capital (taking into account the adjustments set out in paragraph (a) above) (the “Management Determination”) and the Finance Parties (acting through the Agent) have not contested this within twenty (20) Business Days and argued that no or a lesser amount would be necessary to maintain or avoid a further shortfall of the Restricted GmbH Guarantor’s stated share capital; or (ii) within 20 Business Days (or such longer time the appointed auditor states it reasonably requires to prepare in good faith the Auditor’s Determination) from the date the Agent has contested the Management Determination the Agent receives a determination by auditors of international standard and reputation (the “Auditor’s Determination”) appointed by the Restricted GmbH Guarantor, of the amount that would have been necessary on the date the Guarantee Demand is given to maintain (or avoid a further shortfall of) its stated share capital.

(f)

If the Agent has not contested the Management Determination within the time period set forth above, the amount that can be enforced pursuant to paragraph (a) above shall be determined in accordance with the Management Determination. If the Agent has contested the Management Determination within the time period set forth above and has not stated that it disagrees with the Auditor’s Determination within 20 Business Days after receipt thereof, the amount that can be enforced pursuant to paragraph (a) above shall be determined in accordance with the Auditor’s Determination. If the Agent stated to disagree with the Auditor’s Determination within the time-period set forth above, the Finance Parties (acting through the Agent) shall be entitled to enforce the Guarantee up to the amount which is undisputed between themselves and the Restricted GmbH Guarantor in accordance with the provisions of paragraph (a). In relation to the amount which is disputed, the Finance Parties (acting through the Agent) shall be entitled to further pursue their claims (if any) and the Restricted GmbH Guarantor shall be entitled to prove that this amount is necessary for maintaining or avoiding a further shortfall of its stated share capital (calculated as of the date that the Guarantee Demand was given), for the avoidance of doubt it being understood that the Guarantee shall not be enforced up to such amount.

(g)

If any of the Guarantees by a Restricted GmbH Guarantor was enforced without limitation because the Management Determination and/or the Auditor’s Determination (as the case may be) was not delivered within the relevant time frame the Finance Parties shall within thirty (30) Business Days after receipt of the respective Auditor’s Determination repay to the Restricted GmbH Guarantor any amount which is necessary to maintain the stated share capital of the Restricted GmbH Guarantor, calculated as of the date that the Guarantee Demand was given. The Restricted GmbH Guarantor shall also be entitled to claims in court that the Management Determination or the Auditor’s Determination overstated the amount that can be enforced pursuant to this Agreement, and if such claim is successful, the Finance Parties shall without undue delay repay to the Restricted GmbH Guarantor any amount that is necessary to maintain the stated share capital of the Restricted GmbH Guarantor, calculated as of the date that the Guarantee Demand was given. Any AG and/or any of its Subsidiaries that has granted a Guarantee that has been enforced shall be entitled to claim in court that its guarantee violated German law capital maintenance and/or financial assistance rules in relation to an AG and, in case these claims are successful, the Finance Parties shall without undue delay repay to such guarantor any such amount paid as a result of a Guarantee violating German law.

(h)

“Up-Stream or Cross-Stream Guarantee” shall mean any direct or indirect guarantee for the obligations or liabilities of a person that is not a direct or indirect Subsidiary of the Restricted GmbH Guarantor or AG (or, in case of an AG only, as the case may be, its Subsidiaries).

(i)

The term “guarantee” as used in this Clause 17.12 shall be broadly construed to include any guarantees, indemnity obligations or covenants to pay the obligations and liabilities of another party towards the Finance Parties.

17.13	Limitation on U.S. Guarantors

(a)

Any term or provision of this Clause 17 or any other term in this Agreement or any Finance Document notwithstanding, the maximum aggregate amount of the obligations for which any Guarantor shall be liable under this Agreement or any other Finance Document shall in no event exceed an amount equal to the largest amount that would not render such Guarantor’s obligations under this Agreement subject to avoidance under applicable U.S. Debtor Relief Laws, in all cases before taking into account any liability under any other guarantee by such Guarantor.

(b)	Each U.S. Guarantor acknowledges that:

(i)	it will receive valuable direct or indirect benefits as a result of the transactions financed by the Finance Documents;

(ii)	those benefits will constitute reasonably equivalent value and fair consideration; and

(iii)	each Finance Party has acted in good faith in connection with the guarantee given by that U.S. Guarantor and the transactions contemplated by the Finance Documents.

(c)	Any term or provision of this Clause 17 or any other term in this Agreement or any Finance Document notwithstanding:

(i)

no member of the Group will have any obligation or liability, directly or indirectly, as guarantor or otherwise under this Agreement or any Finance Document with respect to any obligation or liability arising under any Finance Document of any U.S. Borrower (the “U.S. Obligations”); and

(ii)

not more than 65% of the stock or other equity interests (measured by the total combined voting power of the issued and outstanding voting stock or other equity interests) of, and none of the assets or property of, any member of the Group may be pledged directly or indirectly as security for any U.S. Obligations, in each case to the extent such obligation, liability or pledge would cause or result in any “deemed dividend” to any U.S. Obligor pursuant to Section 956 of the Code.

17.14	Limitation on Belgian Guarantors

(a)

In the case of each Guarantor incorporated in Belgium other than the Company (a “Belgian Guarantor”) its liability under this Clause 17 shall be limited, at any time, to a maximum aggregate amount equal to the higher of:

(i)

an amount equal to 90% of such Belgian Guarantor’s net assets (as determined in accordance with the Belgian Code of Companies and Associations, and accounting principles generally accepted in Belgium, but not taking intra-groups debts into account as debts) as shown by the most recent audited annual financial statements available as at the date of this Agreement or, in the case of an Additional Guarantor incorporated in Belgium, as at the date of its accession to this Agreement (the “Initial Net Assets”); and

(ii)

without prejudice to the obligation of such Belgian Guarantor to pay in full (a) all amounts borrowed by it under the Facility, (b) the interest accrued on such amounts, and (c) all other amounts outstanding in connection with such borrowing by such Belgian Guarantor, the aggregate amount outstanding on the day prior to the date on which the relevant demand is made, of (a) the principal amount borrowed by such Guarantor under the Facility and (b) any intra-group loans or facilities made to it by any other member of the Group directly and/or indirectly using all or part of the proceeds of the Facility (whether or not such intra-group loan is retained by the relevant Guarantor for its own purposes or on-lent to another Group company) outstanding on the date on which the relevant demand is made.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 18 to each Finance Party on the date of this Agreement other than the representations and warranties set out in:

(a)	Clause 18.8 (Financial statements) which are made solely by the Company to each Finance Party on the date of this Agreement; and

(b)	Clause 18.7 (No misleading information) which is made solely by the Company to each Finance Party on the Lender Information Package Date.

18.1	Status

(a)	It is a corporation, limited liability company or limited partnership, duly incorporated or formed and validly existing under the law of its jurisdiction of incorporation.

(b)	It has the legal capacity to own its assets and carry on its business as it is being conducted in all material respects.

18.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to the Legal Reservations, legal, valid, binding and enforceable obligations.

18.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a Party do not and will not conflict with:

(a)	any material law or regulation applicable to it in any material respect;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of assets, to an extent which will have a Material Adverse Effect.

18.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

18.5	Validity and admissibility in evidence

Subject to the Legal Reservations, all Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect, save to the extent that failure to do so would not have a Material Adverse Effect.

18.6	No default

To the best of its knowledge and belief, no Event of Default is continuing or would reasonably be expected to result from the making of any Utilisation in respect of which a Utilisation Request is outstanding.

18.7	No misleading information

(a)

To the knowledge and belief of the Company having made due and careful enquiry, any material factual information contained in the Lender Information Package was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)

To the knowledge and belief of the Company having made due and careful enquiry, the financial projections contained in the Lender Information Package have been prepared on the basis of recent historical information and on assumptions believed by the Company at the time to be reasonable.

(c)

To the knowledge and belief of the Company having made due and careful enquiry, as at the date of the Lender Information Package nothing had occurred or been omitted from the Lender Information Package and no information had been given or withheld that resulted in the information contained in the Lender Information Package being untrue or misleading in any material respect.

18.8	Financial statements

(a)	To the knowledge and belief of the Company having made due and careful enquiry, the Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied.

(b)

To the knowledge and belief of the Company having made due and careful enquiry, the Original Financial Statements give a true and fair view of its financial condition and operations (consolidated in the case of the Company) of the Group during the relevant financial year.

(c)

To the knowledge and belief of the Company having made due and careful enquiry, there has been no change in its business or financial condition (or the business or consolidated financial condition of the Group) since the date of the Original Financial Statements which has, or could be reasonably expected to have, a Material Adverse Effect.

18.9	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.10	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which are reasonably likely to be adversely determined and which, if adversely determined, would have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

18.11	Environmental Laws

To the best of its knowledge and belief, it is in compliance with Environmental Laws and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which would have a Material Adverse Effect.

18.12	Governing law and enforcement

Subject to the Legal Reservations:

(a)	the choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation; and

(b)	any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

18.13	Good title to assets

It has a good title to, or valid leases of, or is otherwise entitled to use all assets (including intellectual property rights) necessary to carry on its business as presently conducted except where failure to have good title or valid leases or other rights to use would not have a Material Adverse Effect.

18.14	ERISA and Multiemployer Plans

(a)

No ERISA Event has occurred, is continuing, or is reasonably likely to occur with respect to which any Obligor or ERISA Affiliate has or is reasonably likely to incur any liability, which would reasonably be expected to have a Material Adverse Effect.

(b)

Each Employee Plan is in compliance in form and operation with ERISA and the Code and all other applicable laws and regulations save where any failure to comply would not reasonably be expected to have a Material Adverse Effect.

(c)

Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified or is in the process of being submitted to the IRS for approval or will be so submitted and, nothing has occurred since the date of such determination that would reasonably be expected to adversely affect such determination (or, in the case of an Employee Plan with no determination, nothing has occurred that would reasonably be expected to materially adversely affect such qualification).

(d)

There exists no Unfunded Pension Liability with respect to Employee Plans in the aggregate, taking into account only Employee Plans with positive Unfunded Pension Liability, except as would not reasonably be expected to have a Material Adverse Effect.

(e)

Neither any Obligor nor any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the five calendar years immediately preceding the date of this Agreement made or accrued an obligation to make contributions to any Multiemployer Plan, liability for which has not been satisfied in full. Neither any Obligor nor any ERISA Affiliate has incurred a complete or partial withdrawal from any Multiemployer Plan.

(f)

There are no actions, suits or claims pending against or involving an Employee Plan (other than routine claims for benefits) or, to the knowledge of the Borrowers, any Obligor or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against any Employee Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to have a Material Adverse Effect.

(g)

Each Obligor and any ERISA Affiliate has made all material contributions to or under each such Employee Plan required by law within the applicable time limits prescribed thereby, the terms of such Employee Plan, or any contract or agreement requiring contributions to an Employee Plan save where any failure to comply would not reasonably be expected to have a Material Adverse Effect.

(h)

Neither any Obligor nor any ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Employee Plan subject to Section 4064(a) of ERISA to which it made contributions save where any such event would not reasonably be expected to have a Material Adverse Effect.

(i)

Neither any Obligor nor any ERISA Affiliate has incurred or reasonably expects to incur any liability to PBGC save for any liability for premiums due in the ordinary course or other liability which would not reasonably be expected to have a Material Adverse Effect.

18.15	Federal Reserve Regulations

(a)

It is not engaged nor will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

(b)

None of the proceeds of the Loans under this Agreement will be used, directly or indirectly, for the purpose of buying or carrying any Margin Stock, for the purpose of reducing or retiring any Financial Indebtedness that was originally incurred to buy or carry any Margin Stock or for any other purpose which might cause all or any Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation U or Regulation X.

18.16	Investment Companies

It is not required to be registered as an “investment company” under the U.S. Investment Company Act of 1940 (the “1940 Act”).

18.17	Anti-terrorism Laws

(a)

To the best of its knowledge, it (i) is not a Restricted Party or controlled by a Restricted Party; (ii) has not received funds or other property from a Restricted Party; or (iii) is not in breach of or is the subject of any action or investigation under any Anti-Terrorism Law.

(b)	It has taken reasonable measures to ensure compliance with the Anti-Terrorism Laws.

The representations given above to any Lender are made only to the extent that making, or receiving the benefit of, such representation would not violate or conflict with the EU Council Regulation (EC) No 2271/96 of 22 November 1996 protecting against the effects of the extra-territorial application of legislation adopted by a third country, Section 7 of the German Foreign Trade Ordinance “Verordnung zur Durchführung des Außenwirtschaftsgesetzes (Außenwirtschaftsverordnung – AWV)”, and actions based thereon or resulting therefrom or from a similar applicable anti-boycott statute.

18.18	The Acquisition

(a)	The Merger Agreement and the CVR Agreement, together, contain all of the terms of the Acquisition that would reasonably be expected to be material to the interests of the Finance Parties.

(b)

So far as the Company is aware and assuming the accuracy and truthfulness of all material information provided to the Company by or on behalf of the Target Group, all material information provided to a Finance Party by or on behalf of the Company in connection with the Acquisition and/or the Target Group on or before the date of this Agreement and not superseded before the date of this Agreement (whether or not contained in the Information Packages) was, at the time it was provided, accurate in all material respects and not misleading in any material respect.

18.19	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:

(a)	the date of each Utilisation Request and the first day of each Interest Period; and

(b)	in the case of an Additional Obligor, the day on which the company becomes (or it is proposed that the company becomes) an Additional Obligor.

19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial statements

The Company shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 120 days after the end of each of its financial years:

(i)	its audited consolidated financial statements for that financial year; and

(ii)	the statutory standalone financial statements of each Borrower (other than the Company) for that financial year (audited, if such financial statements are so audited); and

(b)	as soon as the same become available, but in any event within 90 days after the end of each of its financial half years its consolidated financial statements for that financial half year.

19.2	Compliance Certificate

(a)

The Company shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a)(i) or (b) of Clause 19.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) Margin computation as set out in the definition of Margin as at the date at which those financial statements were drawn up, a list of Material Subsidiaries, and confirmation that there is no outstanding Event of Default or details of any Event of Default and any steps being taken to remedy it, in each case as at the date as at which those financial statements were drawn up.

(b)

Each Compliance Certificate shall be signed by any two members of the executive committee of the Company or by the secretary of the Company and any member of the executive committee, all duly empowered, acting jointly, to sign on behalf of the Company (in each case, without personal liability).

19.3	Requirements as to financial statements

(a)

Each set of financial statements delivered by the Company pursuant to Clause 19.1 (Financial statements) shall be certified (without personal liability) by a director of the relevant company as giving a true and fair view of (in the case of the annual audited financial statements for any financial year), or disclosing with reasonable accuracy (in other cases), its financial condition as at the date as at which those financial statements were drawn up.

(b)	The Company shall procure that each set of financial statements delivered pursuant to Clause 19.1 (Financial statements) is prepared using the Accounting Principles.

19.4	Information: miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all documents required by law to be dispatched by the Company to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, which are reasonably likely to be adversely determined and which, if adversely determined, would have a Material Adverse Effect; and

(c)

subject to any applicable confidentiality restrictions (which the Company shall, if requested to do so, use reasonable endeavours to obtain waivers in respect of) promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request.

19.5	Notification of default

Each Obligor shall notify the Agent of any Event of Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

19.6	Year end

The Company shall not change its Accounting Reference Date without the consent of the Majority Lenders.

19.7	ERISA related information

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)

promptly and in any event within 15 days after any Obligor or any ERISA Affiliate files a Schedule SB (or such other schedule as contains actuarial information) to IRS Form 5500 in respect of an Employee Plan with Unfunded Pension Liabilities, a copy of such IRS Form 5500 (including the Schedule SB);

(b)

promptly and in any event within 30 days after any Obligor or any ERISA Affiliate knows or has reason to know that any ERISA Event which, individually or when aggregated with any other then existing ERISA Event, would reasonably be expected to have a Material Adverse Effect has occurred, the written statement of the Chief Financial Officer of such Obligor or ERISA Affiliate, as applicable, describing such ERISA Event and the action, if any, which it proposes to take with respect to such

ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event; provided that, in the case of ERISA Events under paragraph (d) of the definition thereof, the 30-day period set forth above shall be a 10-day period, and, in the case of ERISA Events under paragraph (b) of the definition thereof, in no event shall notice be given later than the occurrence of the ERISA Event; and

(c)

promptly, and in any event within 30 days, after becoming aware that there has been (i) a material increase in Unfunded Pension Liabilities, taking into account only Employee Plans with positive Unfunded Pension Liabilities; (ii) a material increase in potential withdrawal liability under Section 4201 of ERISA, if the Company and its ERISA Affiliates were to completely or partially withdraw from all Multiemployer Plans; (iii) the adoption of, or newly commencing contributions to, any Employee Plan subject to Section 412 of the Code by any Obligor or any ERISA Affiliate; or (iv) the adoption of any amendment to an Employee Plan subject to Section 412 of the Code which results in a material increase in contribution obligations of any Obligor, a detailed written description thereof from the Chief Financial Officer of each affected Obligor or ERISA Affiliate, as applicable, except to the extent that such event would not reasonably be expected to have a Material Adverse Effect.

19.8	Use of websites

(a)

The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)

Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within ten Business Days.

19.9	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)

Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)

The Company shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 25 (Changes to the Obligors).

(d)

Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

19.10	Price sensitive information

The Lenders acknowledge that certain information about the Group and the Target Group that comes into their possession pursuant to the Finance Documents and the Information Packages may amount to confidential price sensitive information and that they may become insiders in connection with that information. The Lenders agree that they shall not use any such information for any purpose that might amount to insider trading.

20.	FINANCIAL COVENANTS

20.1	Financial definitions

In this Clause 20:

“Consolidated Cash and Cash Equivalents” means, at any time

(a)	cash in hand or on deposit with an Acceptable Bank;

(b)

certificates of deposit, issued by an Acceptable Bank, and other marketable debt securities issued or guaranteed by the government of the US, the UK or any EEA member state or by any instrumentality or agency of any of them or having a rating of either A-1 or higher by Standard & Poor’s or F1 or higher by Fitch Ratings Ltd or P-1 by Moody’s (or equivalent from an internationally recognised credit rating agency), maturing within one year after the relevant date of calculation;

(c)

certificates of deposit, issued by an Acceptable Bank, and other marketable debt securities issued or guaranteed by the government of the US, the UK or any EEA member state or by any instrumentality or agency of any of them or by a person whose indebtedness is rated not less than A by Standard & Poor’s or Fitch Ratings Ltd or A2 by Moody’s (or equivalent from an internationally recognised credit rating agency) maturing prior to the Termination Date for an aggregate principal amount not higher than 75 million euro;

(d)	open market commercial paper:

(i)	for which a recognised trading market exists;

(ii)	which matures within one year after the relevant date of calculation;

(iii)

which has a credit rating of either A-1 or higher by Standard & Poor’s or F1 or higher by Fitch Ratings Ltd or P-1 by Moody’s (or equivalent from an internationally recognised credit rating agency), or, if no rating is available in respect of the commercial paper, the issuer or guarantor of which has, in respect of its long-term debt obligations, an equivalent rating;

(e)	sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank;

(f)

(i)

investments in money market funds which have a credit rating of either Am or higher by Standard & Poor’s, Ammf or higher by Fitch Ratings Ltd or A-mf or higher by Moody’s (or equivalent from an internationally recognised credit rating agency);

(ii)

investments in money market funds which invest in securities that have an average credit rating of either A- or A3, or higher, based on the credit ratings attributed to such underlying securities by Standard & Poor’s, Fitch Ratings Ltd or Moody’s (or such other equivalent credit rating assessment used by such money market fund); and

(iii)

if no credit rating is available in respect of the money market funds stipulated in paragraph (i) above or no average credit rating is available in respect of the securities in which the money market funds invest as stipulated in paragraph (ii) above, any investments in Short-Term Money Market Funds as defined by the European Securities and Markets Authority or any successor thereto; and

(g)	any other instrument, security or investment approved by the Majority Lenders,

in each case, to which any member of the Group is beneficially entitled at that time and which is capable of being applied against Consolidated Total Borrowings.

“Consolidated EBITDA” means, in respect of the Group, the consolidated operating profit before impairment, restructuring and other income and expenses (recurring EBIT) as adjusted by adding back depreciation and intangible assets amortisation expenses.

“Consolidated Total Borrowings” means, in respect of the Group, at any time the aggregate of the following:

(a)	the outstanding principal amount of any moneys borrowed;

(b)	the outstanding principal amount of any acceptance under any acceptance credit;

(c)	the outstanding principal amount of any bond, note, debenture, loan stock or other similar instrument evidencing Financial Indebtedness for borrowed money;

(d)	the capital element of indebtedness under a finance or capital lease;

(e)

the outstanding principal amount of all moneys owing in connection with the sale or discounting of receivables (but only to the extent of any recourse against any member of the Group for non-payment of such receivables by the receivable counterparty);

(f)	the outstanding principal amount of any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or refinancing the acquisition of an asset;

(g)	any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in paragraph (c) above;

(h)

the outstanding principal amount of any indebtedness arising in connection with any other transaction (including any forward sale or purchase agreement but excluding for the avoidance of doubt Treasury Transactions) which has the commercial effect of a borrowing; and

(i)

the outstanding principal amount of any indebtedness of any person of a type referred to in paragraphs (a) to (h) above which is the subject of a guarantee, indemnity or similar assurance against financial loss given by a member of the Group in each case without double-counting.

less any amounts constituting identified cash collateral for any of the foregoing elements of Consolidated Total Borrowings to the extent not included in the calculation of Consolidated Cash and Cash Equivalents for the applicable Relevant Period. For the avoidance of doubt, (i) guarantees by a member of the Group of payment obligations of another member of the Group shall not increase the amount of Consolidated Total Borrowings; and (ii) the outstanding amount of any financial instrument which qualifies for treatment as equity under IFRS shall be excluded from Consolidated Total Borrowings. For the avoidance of doubt, any amounts referred to in paragraphs (a) to (i) above which are owed by one member of the Group to another member of the Group shall be excluded from Consolidated Total Borrowings.

“Consolidated Total Net Borrowings” means at any time Consolidated Total Borrowings less Consolidated Cash and Cash Equivalents.

“Financial Year” means the annual accounting period of the Group ending on or about 31 December in each year.

“Leverage Ratio” means the ratio of Consolidated Total Net Borrowings on a specified date to Consolidated EBITDA in respect of the Relevant Period ending on that date.

“Relevant Period” means a period of 12 Months ending on the last day of a financial year or financial half-year of the Company.

20.2	Leverage Ratio

(a)

The Leverage Ratio shall be calculated in accordance with the Accounting Principles and by reference to each of the financial statements and the accompanying Compliance Certificate delivered pursuant to Clause 19 (Information Undertakings).

(b)	Except as provided to the contrary in this Agreement, an accounting term used in this Clause 20 is to be construed in accordance with the Accounting Principles.

(c)	In calculating Consolidated Total Net Borrowings for the purposes of determining the Leverage Ratio:

(i)

any amount in a currency other than euro shall be converted into euro using the same principles as those used in establishing an euro denominated figure for the operating profit of the Group for the Relevant Period ending on the date at which Consolidated Total Net Borrowings is being calculated; and

(ii)

any currency swap entered into by any member of the Group for the purpose of converting the currency of a borrowing to another currency (but for the avoidance of doubt not including foreign exchange swaps) shall be included in the calculation as follows:

(A)

to the extent any notional amounts payable or receivable under such currency swap are not denominated in euro, then these amounts shall be converted into euro applying the principles outlined in sub-paragraph (i) above; and

(B)

having been converted into euro in accordance with sub-paragraph (ii)(A) above, the notional amounts payable and receivable in relation to the relevant currency swap outstanding as at the date at which Consolidated Total Net Borrowings is being calculated shall be netted and included in the calculation of Consolidated Total Net Borrowings. For this purpose, the notional amounts payable of such currency swap outstanding as at the date at which Consolidated Total Net Borrowings is being calculated shall be considered as a financial borrowing and the notional amount receivable outstanding of such currency swap as at the date at which Consolidated Total Net Borrowings is being calculated shall be considered as a financial deposit, provided that any such currency swap shall only be included in the relevant calculation if that currency swap was established for the purpose of implementing a hedge between the currencies in which the Group has Financial Indebtedness and the currencies in which the Group generates earnings and provided further that where any such currency swap has been included in a calculation, the relevant Compliance Certificate shall identify the currency swaps included and explain in reasonable detail the manner in which they affected the calculation.

(d)

For the purpose of calculation of the Leverage Ratio for any Relevant Period ending less than 12 Months after a company, business or going concern (for his purposes each a “New Enterprise”) has become a Subsidiary of the Company, Consolidated EBITDA shall be adjusted pro forma to include the consolidated earnings, before interest, tax, depreciation and amortisation of the New Enterprise (calculated on the same basis as Consolidated EBITDA mutatis mutandis and using to the extent relevant financial information contained in the relevant financial statements of the New Enterprise) as if the New Enterprise had been a member of the Group on the first day of the Relevant Period.

21.	GENERAL UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Authorisations

Each Obligor shall promptly, subject to the Legal Reservations, obtain, comply with and do all that is necessary to maintain in full force and effect save where failure to do so would not have a Material Adverse Effect any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform in all material respects its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document in all material respects.

21.2	Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would have a Material Adverse Effect.

21.3	Environmental compliance

Each Obligor shall comply with all Environmental Law where failure to do so would have a Material Adverse Effect.

21.4	Negative pledge

(a)	No Obligor shall, and the Company shall procure that no member of the Group will, create or permit to subsist any Security over any of its assets.

(b)	Paragraph (a) above does not apply to any Security which is Permitted Security.

21.5	Merger

No Obligor shall enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than a Permitted Merger.

21.6	Insurance

Each Obligor shall maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business save to the extent such insurance is not available on commercially reasonable terms.

21.7	Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Company or the Group (taken as a whole) from that carried on at the date of this Agreement.

21.8	Pari passu ranking

Each Obligor shall ensure that at all times any claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

21.9	Material Intellectual Property

Each Obligor shall preserve and maintain the subsistence and validity of the material intellectual property necessary for its business if failure to do so would have a Material Adverse Effect.

21.10	Compliance with ERISA

No Obligor shall:

(a)

allow, or permit any of its ERISA Affiliates to allow, (i) the termination of any Employee Plan with respect to which any Obligor or any ERISA Affiliate may have any liability, (ii) any Obligor or ERISA Affiliates to withdraw from any Employee Plan or Multiemployer Plan, (iii) any ERISA Event to occur with respect to any Employee Plan, or (iv) any Employee Plan to fail to satisfy the minimum funding standard (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, to the extent that any of the events described in (i), (ii), (iii) or (iv), singly or in the aggregate, could have a Material Adverse Effect;

(b)

allow, or permit any of its ERISA Affiliates to allow the aggregate amount of Unfunded Pension Liability among all Employee Plans (taking into account only Employee Plans with positive Unfunded Pension Liability) at any time to exist where such amount could reasonably be expected to have a Material Adverse Effect; or

(c)

fail, or permit any of its ERISA Affiliates to fail, to comply in any material respect with ERISA or the related provisions of the Code, if any such non-compliance, singly or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

21.11	Federal Reserve Regulations

Each U.S. Borrower will use the Facility without violating Regulations T, U and X.

21.12	Compliance with U.S. Regulations

No Obligor shall (and the Company shall ensure that no other member of the Group will) become an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the 1940 Act.

21.13	Anti-Money Laundering

Each Obligor will use commercially reasonable efforts to ensure that no funds used to pay the obligations under the Finance Documents are derived from any unlawful activity.

21.14	Acquisitions

If any member of the Group acquires any shares in a company or any business and, as a result of such acquisition, the Leverage Ratio immediately thereafter (calculated on a pro forma basis (as described in Clause 20.2(d) (Leverage Ratio)), the “Post-Acquisition Leverage Ratio”) both increases and exceeds 3.50:1, the Company shall promptly after such acquisition deliver to the Agent a certificate (signed by any two members of the executive committee of the Company or by the secretary of the Company and any member of the executive committee of the Company (in each case, without personal liability)) containing the Post-Acquisition Leverage Ratio, together with forward-looking projections of the Leverage Ratio for the following three years after such acquisition which are based on assumptions that the Company believes to be reasonable and which demonstrate that at the end of such three year period the Leverage Ratio will not be greater than 3.50:1 (taking into account synergies that the Company reasonably believes will be achieved in respect of such acquisition).

21.15	Disposals

No Obligor shall (and the Company shall ensure that no Material Subsidiary will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to dispose of companies and/or assets comprising a whole business unit or substantially all of a business unit except, in each case, on arm’s-length terms.

21.16	Financial indebtedness of non-Obligors

(a)	The Company shall procure that no member of the Group which is not an Obligor will incur or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Permitted Financial Indebtedness.

21.17	Financial Assistance

The Company shall procure that the Facility will not be used to finance or refinance the acquisition of or subscription for shares in any Obligor incorporated in Belgium (save for share buy-backs carried out in accordance with Belgian company law, and except for acquisitions not otherwise restricted by this Agreement and where such acquisition, in conjunction with the provisions of this Agreement, does not contravene Belgian financial assistance or corporate benefit laws).

21.18	Acquisition related undertakings

(a)

The Company will notify the Agent of any amendment, waiver or termination of or under the Merger Agreement (other than any such amendment or waiver that is minor or technical in nature or would not be reasonably expected to adversely affect the interests of the Lenders (taken as a whole) in their capacities as such) and will promptly notify the Agent upon receipt of any notification of a material delay in the Acceptance Time or the Closing Date beyond the Long Stop Date. Notwithstanding the foregoing, nothing in this Clause 21.18(a) shall require the Company to deliver to the Agent any information (i) in respect of which disclosure to the Agent or any Lender (or their respective representatives) is prohibited by any applicable law or regulation or (ii) in respect of which to do so would result in a breach of any agreement or arrangement with governmental authorities.

(b)

The Company shall promptly pay (or shall procure prompt payment of) all amounts payable under and in accordance with the terms of the Merger Agreement, as and when they become due (except to the extent that any such amounts are being contested in good faith by a member of the Group).

(c)

The Company shall not (and shall ensure that no other member of the Group will) amend, vary, novate, supplement, supersede, waive or terminate any term of the Merger Agreement in a manner that would reasonably be expected to be materially adverse to the interest of the Lenders (taken as a whole), it being understood and agreed that, without prejudice to the generality of the foregoing, (i) any reduction in the Offer Price (as defined in the Merger Agreement) or the Merger Consideration (as defined in the Merger Agreement) to be paid in connection with the Acquisition, (ii) any increase in the Offer Price or the Merger Consideration to be paid in connection with the Acquisition (provided the Company or a member of the Group has sufficient funds to satisfy such increase) and (iii) any exercise of the right to postpone the Acceptance Time to a date not later than the end of the Certain Funds Period, is not, and shall not be deemed to be, materially adverse to the interests of the Lenders.

(d)

The Company shall take all reasonable and practical steps to preserve and enforce its rights (or the rights of any other member of the Group) and pursue any claims and remedies arising under the Merger Agreement to the extent it (in its absolute discretion) considers it commercially expedient to do so.

21.19	Conditions subsequent

(a)

The Company shall use all reasonable endeavours to include the approval of the terms of, and the transactions contemplated by, the Finance Documents to which it is a party, for the purpose of article 7:151 of the Belgian Code of Companies and Associations, on the agenda of the next annual general meeting of shareholders of the Company. If such approval has been obtained, the Company shall file an extract of such shareholder approval with the clerk of the competent enterprise court, for the purpose of and in accordance with article 7:151 of the Belgian Code of Companies and Associations, and shall forthwith provide the Agent with evidence thereof.

(b)	The Company shall provide to the Agent, within 3 Business Days of execution of the CVR Agreement, a copy of the executed CVR Agreement.

22.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 22 is an Event of Default (save for Clause 22.12 (Acceleration)).

22.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within 3 Business Days of its due date.

22.2	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.1 (Non-payment)).

(b)

No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 20 Business Days of the earlier of (A) the Agent giving notice to the Company and (B) the Company becoming aware of the failure to comply.

22.3	Misrepresentation

(a)

Any representation made or deemed to be made by an Obligor in the Finance Documents is or proves to have been incorrect in any material respect when made or deemed to be made and by reference to the facts or circumstances then existing.

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 20 Business Days of the earlier of (A) Agent giving notice to the Company and (B) the relevant Obligor becoming aware of the relevant representation being so incorrect or misleading.

22.4	Cross default

(a)

Any Financial Indebtedness of the Company or any Material Subsidiary is not paid when due, or as the case may be, within any applicable grace period, or within five Brussels business days of becoming due if a longer grace period is not applicable.

(b)	Any Financial Indebtedness of the Company or any Material Subsidiary becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	No Event of Default will occur under this Clause 22.4 if:

(i)	the aggregate amount of Financial Indebtedness falling within paragraphs (a) and (b) above is less than EUR 50,000,000 (or its equivalent in any other currency or currencies); or

(ii)

external legal advisers to the Company or the relevant Material Subsidiary, as the case may be, of recognised standing have advised that such Financial Indebtedness is not due and payable, and the Company or relevant Material Subsidiary, as the case may be, is contesting in good faith that such Financial Indebtedness is due and payable.

22.5	Insolvency

(a)

The Company or any Material Subsidiary is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors not in its capacity as a party to this Agreement with a view to rescheduling any of its indebtedness and in particular a Material Subsidiary incorporated in Germany is unable to pay its debts as they fall due (zahlungsunfähig) within the meaning of section 17 of the Insolvency Code (Insolvenzordnung).

(b)

A Material Subsidiary incorporated in Germany is overindebted within the meaning of section 19 of the Insolvency Code (Insolvenzordnung) and, as a consequence, its directors are obligated pursuant to section 15a of the Insolvency Code (Insolvenzordnung) to file for insolvency.

(c)	A moratorium is declared in respect of any indebtedness of any Obligor.

(d)	Any Obligor shall in any U.S. jurisdiction:

(i)

apply for, or consent to, the appointment of, or the taking of possession by, pursuant to the laws of the United States, any state thereof or the District of Columbia, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property;

(ii)	make a general assignment for the benefit of its creditors pursuant to the U.S. Debtor Relief Laws;

(iii)	commence a voluntary proceedings or file any petition seeking relief under the U.S. Debtor Relief Laws; or

(iv)	take any corporate action for the purpose of effecting any of the foregoing with respect to itself.

22.6	Insolvency proceedings

(a)	Any board resolution or shareholders’ resolution is passed, formal legal proceedings or other constitutional or legal procedure or formal step is taken in relation to:

(i)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Company or a Material Subsidiary other than (i) a solvent liquidation or reorganisation of any Material Subsidiary which is not an Obligor, or (ii) as part of a Permitted Reorganisation;

(ii)	a composition, compromise, assignment or arrangement with any creditor of the Company or a Material Subsidiary for reasons of financial difficulty of the Company or the relevant Material Subsidiary;

(iii)

the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Company or a Material Subsidiary or any of its assets other than (i) in respect of a solvent liquidation or reorganisation of any Material Subsidiary which is not an Obligor, or (ii) pursuant to a Permitted Reorganisation; or

(iv)	enforcement of any Security over any assets having an aggregate value of more than EUR 50,000,000 of the Company or a Material Subsidiary,

or any analogous procedure or step is taken in any jurisdiction.

(b)

In respect of any Obligor, a proceeding analogous to the type of proceedings referred to in paragraph (a) above shall be commenced, without the voluntary application or consent of such Obligor, in any U.S. court of competent jurisdiction, seeking:

(i)	its reorganisation, liquidation, dissolution, arrangement or winding-up or the composition or readjustment of its debts;

(ii)	the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of the Obligor or of all or any substantial part of its property under the U.S. Debtor Relief Laws; or

(iii)	similar relief in respect of any Obligor under the U.S. Debtor Relief Laws,

and any such proceeding or case referred to in paragraphs (i) to (iii) above shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, in each case for a period of 60 or more consecutive days, or an order for relief against such Obligor shall be entered in an involuntary case under the U.S. Bankruptcy Code.

(c)

For any Material Subsidiary incorporated or with its centre of main interest in the Federal Republic of Germany this shall include if for any of the reasons set out in Sections 17 – 19 (inclusive) of the German Insolvency Code any application for the opening of insolvency proceedings is made (Antrag auf Eröffnung des Insolvenzverfahrens) or the competent court takes any of the actions set out in Section 21 of the German Insolvency Code (Insolvenzordnung) provided in each case those continue unstayed for 20 days or more or the competent court institutes or rejects (for reason of insufficiency of its funds to implement such proceedings) insolvency proceedings against it (Eröffnung des Insolvenzverfahrens).

(d)

Paragraphs (a) and (c) shall not apply to any winding-up petition, or any analogous step or procedure taken in any jurisdiction, which is frivolous or vexatious and is discharged, stayed or dismissed within 45 Business Days of commencement.

22.7	Creditors’ process

(a)

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of the Company or any Material Subsidiary having an aggregate value of EUR 50,000,000 (or its equivalent).

(b)

Paragraph (a) shall not apply to any such process which is either being contested by the Company or the relevant Material Subsidiary in good faith or which is frivolous or vexatious provided that in each case it is discharged within 45 Business Days.

22.8	Unlawfulness or invalidity

(a)	It is or becomes unlawful for an Obligor to perform any of its material obligations under the Finance Documents.

(b)

Subject to the Legal Reservations, any obligation or obligations of any Obligor under any Finance Documents are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

22.9	Repudiation

An Obligor repudiates a Finance Document.

22.10	Material adverse change

Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

22.11	Employee Plans

Any ERISA Event shall have occurred, or Clause 21.10 (Compliance with ERISA) shall be breached, and the liability of an Obligor or its ERISA Affiliates, either individually or in the aggregate, related to such ERISA Event or breaches, individually or when aggregated with all other ERISA Events, and all such breaches would have or would be reasonably expected to have a Material Adverse Effect.

22.12	Acceleration

Subject to Clause 4.4 (Utilisation during the Certain Funds Period), on and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)

declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

If an Event of Default under Clause 22.5(d) (Insolvency) or Clause 22.6(b) (Insolvency proceedings) shall occur in respect of an Obligor, then without notice to such Obligor or any other act by the Agent or any other person, the Loans to such Obligor, interest thereon and all other amounts owed by such Obligor under the Finance Documents shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are expressly waived.

22.13	Clean-Up Period

(a)

Notwithstanding any other provision of any Finance Document, in respect of the Acquisition or any other acquisition not prohibited by this Agreement, for the period from (i) in respect of the Acquisition, the Closing Date and (ii) in respect of any other acquisition, the date of completion of that acquisition until, in each case, the date falling four Months thereafter (the “Clean-Up Period”):

(i)	any breach of a representations or an undertaking; or

(ii)	any Event of Default constituting a Clean-Up Event of Default,

will	be deemed not to be a breach of representation or warranty, a breach of an undertaking, a Default or an Event of Default (as the case may be) if:

(A)

it would have been (if it were not for this Clause 22.13) a breach of representation or warranty, a breach of an undertaking, a Default or Event of Default (as the case may be) only by reason of circumstances relating exclusively to any member of the Target Group or the target group, business or undertaking which is the subject of the relevant acquisition (or any obligation to procure or ensure in relation to a member of the Target Group, the relevant target group, business or undertaking);

(B)	it is capable of remedy and the Company, after having become aware of such breach, Default or Event of Default, has had, is having or will have, reasonable steps taken to remedy it;

(C)

the circumstances giving rise to it have not been procured by or approved (other than (i) in the case of the Acquisition, by consummating the Acquisition and (ii) in the case of any other acquisition, by consummating that acquisition, and in each case it being understood that knowledge does not constitute procuring or approval for these purposes), by any Obligor that was an Obligor immediately prior to the relevant acquisition (excluding for the avoidance of doubt (i) in the case of the Acquisition, any actions of the Target Group prior to the Closing Date and (ii) in the case of any other acquisition, any actions of the relevant target and its subsidiaries prior to the completion of that acquisition); and

(D)	it is not reasonably likely to have a Material Adverse Effect.

(b)

If the relevant circumstances that constituted a breach of a representation, undertaking or Clean-Up Event of Default are continuing on or after the end of the Clean-Up Period, there shall be a breach of representation or warranty, breach of an undertaking, Default or Event of Default, as the case may be notwithstanding the above (and without prejudice to the rights and remedies of the Finance Parties).

SECTION 9

CHANGES TO PARTIES

23.	CHANGES TO THE LENDERS

23.1	Assignments and transfers by the Lenders

(a)	Subject to this Clause 23 and Clause 24 (Debt Purchase Transactions), a Lender (the “Existing Lender”) may:

(i)	assign any of its rights; or

(ii)	transfer by novation any of its rights and obligations,

under this Agreement to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

(b)

Any Lender (the “Originating Lender”) may sub-participate its interests in any Loans or Commitments to any bank or financial institution or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “Sub-Participant”) provided that (i) the Originating Lender’s obligation under the Finance Documents shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, and (iii) the Obligors and the Agent shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under the Finance Documents.

23.2	Conditions of assignment or transfer

(a)	The consent of the Company is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is after the end of the Availability Period and is:

(i)	to another Lender or an Affiliate of an Existing Lender;

(ii)	if the Existing Lender is a fund, to a fund which is a Related Fund of the Existing Lender; or

(iii)	made at a time when an Event of Default is continuing.

(b)

After the end of the Availability Period (i) the consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed and (ii) the Company will be deemed to have given its consent in respect of an assignment or transfer five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.

(c)	Notwithstanding the foregoing:

(i)

any assignment, transfer, sub-participation or subcontracting in relation to any Loans or Commitments may not be entered into with a New Lender or Sub-Participant without the prior written consent of the Company (i) if the state or territory in which that New Lender or Sub-Participant is incorporated, resident or established or where its Facility Office is established is a Non-Cooperative Jurisdiction or (ii) if the bank account(s) to which payments will be made to which that New Lender or Sub-Participant will be entitled, are or will be (A) managed or held by a person or persons incorporated, resident or established in a Non-Cooperative Jurisdiction or by the permanent establishment of a non-resident of Belgium situated in a Non-Cooperative Jurisdiction or (B) managed by, or opened with, (1) a financial institution incorporated, resident or established in a Non-Cooperative Jurisdiction or (2) a branch or office of a financial institution situated in a Non-Cooperative Jurisdiction; and

(ii)

the Company may, in its sole discretion, either grant its prior written consent or request additional information in order to assess whether (i) the New Lender or Sub-Participant cannot reasonably be considered as an artificial construction within the meaning of article 198, 10° of the Belgian Income Tax Code or (ii) an Obligor would be or would expected to become obliged to make a payment to the New Lender or Sub-Participant under Clause 12 (Tax Gross Up and Indemnities). The Company will have the right to refuse its consent if: (A) it has requested any such information and does not receive information which is reasonably satisfactory to it; or (B) it reasonably believes that (1) the New Lender or Sub-Participant may be considered as an artificial construction within the meaning of article 198, 10° of the Belgian Income Tax Code or (2) an Obligor would be or expected to become obliged to make a payment to the New Lender or Sub-Participant under Clause 12 (Tax Gross Up and Indemnities).

(d)	An assignment will only be effective on:

(i)

receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the Obligors as it would have been under if it was an Original Lender; and

(ii)

performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(e)	A transfer will only be effective if the procedure set out in Clause 23.5 (Procedure for transfer) is complied with.

(f)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)

as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax Gross Up and Indemnities) or Clause 13 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(g)

Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

(h)

Unless the Company and the Agent otherwise agree, a transfer or assignment of an Existing Lender’s Commitment to a New Lender must be in a minimum amount of USD 5,000,000 (if the Loans are denominated in USD) or EUR 5,000,000 (if the Loans are denominated in euro).

(i)	In respect of an assignment or transfer of any Commitment, the Existing Lender must assign or transfer its rights and obligations in its euro and USD denominated Loans on a pro rata basis.

23.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of EUR 2,500.

23.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)

will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

23.5	Procedure for transfer

(a)

Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender and the Agent makes a corresponding entry in the Register pursuant to Clause 23.8 (The Register). The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and make such a corresponding entry in the Register.

(b)

The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender and make such corresponding entry in the Register once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 23.10 (Pro rata interest settlement), on the Transfer Date:

(i)

to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)

each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)

the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

23.6	Procedure for assignment

(a)

Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)

The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 23.10 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)

the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations by its execution of a duly completed Assignment Agreement.

(d)

Lenders may utilise procedures other than those set out in this Clause 23.6 to assign their rights under the Finance Documents (but not, without the consent of the Obligor or unless in accordance with Clause 23.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 23.2 (Conditions of assignment or transfer).

23.7	Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation, send to the Company a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

23.8	The Register

The Agent, acting solely for this purpose as an agent of the Obligors, shall maintain at one of its offices a copy of each Transfer Certificate, Assignment Agreement and Increase Confirmation delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the Commitments of and obligations owing to each Lender. Without limitation of any other provision of this Clause 23 (Changes to the Lenders), no increase, transfer or assignment shall be effective until recorded in the Register. The entries in the Register shall be conclusive absent manifest error and each Obligor, the Agent and each Lender may treat each person whose name is recorded in the Register as a Lender notwithstanding any notice to the contrary. The Register shall be available for inspection by each Obligor at any reasonable time and from time to time upon reasonable prior notice. The foregoing provisions are intended to comply with the registration requirements in U.S. Treasury Regulation Section 5f.103-1 so that the Loans are considered to be in “registered form” pursuant to such regulation.

23.9	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 23, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)

in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)

require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

23.10	Pro rata interest settlement

(a)

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 23.5 (Procedure for transfer) or any assignment pursuant to Clause 23.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)

any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(B)

the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 23.10, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 23.10 references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

(c)

An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 23.10 but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.

24.	DEBT PURCHASE TRANSACTIONS

(a)

The Company shall not, and shall procure that each other member of the Group shall not (i) enter into any Debt Purchase Transaction other than in accordance with the other provisions of this Clause 24 or (ii) beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of Debt Purchase Transaction.

(b)	Any member of the Group may purchase by way of transfer or assignment, pursuant to Clause 23 (Changes to the Lenders), a participation in any Loan and any related Commitment where:

(i)	such purchase is made for a consideration of less than par;

(ii)	such purchase is made using one of the processes set out at paragraphs (c) and (d) below; and

(iii)	such purchase is made at a time when no Event of Default is continuing;

(c)

(i)	A Debt Purchase Transaction referred to in paragraph (b) above may be entered into pursuant to a solicitation process (a “Solicitation Process”) which is carried out as follows.

(ii)

Prior to 11.00 a.m. on a given Business Day (the “Solicitation Day”) the Company or a financial institution acting on its behalf (the Company or such financial institution (as applicable) being the “Purchase Agent”) will approach at the same time each Lender (the Agent having provided the relevant member of the Group with all necessary details of the then Lenders) to enable them to offer to sell to the relevant member of the Group an amount of their participation in the Facility. Any Lender wishing to make such an offer shall, by 11.00 a.m. on the second Business Day following such Solicitation Day, communicate to the Purchase Agent details of the amount of its participation in the Facility it is offering to sell and the price at which it is offering to sell such participations. Any such offer shall be irrevocable until 11.00 a.m. on the third Business Day following such Solicitation Day and shall be capable of acceptance by the Company on behalf of the relevant member of the Group on or before such time by communicating its acceptance in writing to the Purchase Agent or, if it is the Purchase Agent, the relevant Lenders. The Purchase Agent (if someone other than the Company) will communicate to the relevant Lenders which offers have been accepted by 12 noon on the third Business Day following such Solicitation Day. In any event by 11.00 am on the fourth Business Day following such Solicitation Day, the Company shall notify the Agent of the amounts of the participations purchased through the relevant Solicitation Process and the average price paid for the purchase of participations in the Facility. The Agent shall disclose such information to any Lender that requests such disclosure.

(iii)	Any purchase of participations in the Facility pursuant to a Solicitation Process shall be completed and settled on or before the fifth Business Day after the relevant Solicitation Day.

(iv)

In accepting any offers made pursuant to a Solicitation Process the Company shall be free to select which offers and in which amounts it accepts but on the basis that in relation to a participation in a particular Facility it accepts offers in inverse order of the price offered (with the offer or offers at the lowest price being accepted first) and that if in respect of participations in a particular Facility it receives two or more offers at the same price it shall only accept such offers on a pro rata basis.

(d)

(i)	A Debt Purchase Transaction referred to in paragraph (b) above may also be entered into pursuant to an open order process (an “Open Order Process”) which is carried out as follows.

(ii)

The Company (on behalf of the relevant member of the Group) may by itself or through another Purchase Agent place an open order (an “Open Order”) to purchase participations up to a set aggregate amount at a set price by notifying at the same time all the Lenders of the same. Any Lender wishing to sell pursuant to an Open Order will, by 11.00 a.m. on any Business Day following the date on which the Open Order is placed but no earlier than the first Business Day, and no later than the fifth Business Day, following the date on which the Open Order is placed, communicate to the Purchase Agent details of the amount of its participations in the Facility it is offering to sell. Any such offer to sell shall be irrevocable until 11.00 a.m. on the Business Day following the date of such offer from the Lender and shall be capable of acceptance by the Company on behalf of the relevant member of the Group on or before such time by it communicating such acceptance in writing to the relevant Lender.

(iii)

Any purchase of participations in the Facility pursuant to an Open Order Process shall be completed and settled by the relevant member of the Group on or before the fourth Business Day after the date of the relevant offer by a Lender to sell under the relevant Open Order.

(iv)

If in respect of participations in the Facility the Purchase Agent receives on the same Business Day two or more offers at the set price such that the maximum amount of such Facility to which an Open Order relates would be exceeded, the Company shall only accept such offers on a pro rata basis.

(v)

The Company shall, by 11.00 a.m. on the sixth Business Day following the date on which an Open Order is placed, notify the Agent of the amounts of the participations purchased through such Open Order Process and the identity of the Facility to which they relate. The Agent shall disclose such information to any Lender that requests the same.

(e)	For the avoidance of doubt, there is no limit on the number of occasions a Solicitation Process or an Open Order Process may be implemented.

(f)	In relation to any Debt Purchase Transaction entered into pursuant to this Clause 24, notwithstanding any other term of this Agreement or the other Finance Documents:

(i)	on completion of the relevant transfer or assignment pursuant to Clause 23 (Changes to the Lenders), the portions of the Loans to which it relates shall be extinguished;

(ii)

such Debt Purchase Transaction and the related extinguishment referred to in paragraph (i) above shall not constitute a prepayment of the Facility or a cancellation of the relevant part of the Facility;

(iii)

the relevant member of the Group which is the assignee shall be deemed to be an entity which fulfils the requirements of Clause 23.1 (Assignments and transfers by the Lenders) to be a New Lender (as defined in such Clause);

(iv)	no member of the Group shall be deemed to be in breach of any provision of Clause 21 (General Undertakings) or any related Event of Default solely by reason of such Debt Purchase Transaction;

(v)	Clause 28 (Sharing Among the Finance Parties) shall not be applicable to the consideration paid under such Debt Purchase Transaction; and

(vi)

for the avoidance of doubt, any extinguishment of any part of the Loans shall not affect any amendment or waiver which prior to such extinguishment had been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement.

25.	CHANGES TO THE OBLIGORS

25.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents, other than pursuant to the provisions of Clause 25.7 (Change of Borrower).

25.2	Additional Borrowers

(a)

Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 19.9 (“Know your customer” checks), the Company may request that any of its wholly owned Subsidiaries becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

(i)	that Subsidiary is incorporated in Belgium or the U.S. or if all of the Lenders approve the addition of that Subsidiary;

(ii)

in case of a Subsidiary that qualifies as a small or medium sized enterprise and to which the provisions of the Belgian law of 21 December 2013 on the financing of small and medium sized enterprises (Wet betreffende diverse bepalingen inzake de financiering voor kleine en middelgrote ondernemingen/Loi relative à diverses dispositions concernant le financement des petites et moyennes entreprises), as amended from time to time, apply, and as a result of which that law would apply to this Agreement, all of the Lenders approve the addition of that Subsidiary;

(iii)	the Company delivers to the Agent a duly completed and executed Accession Letter;

(iv)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(v)

the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)

The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it (acting reasonably)) all the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent).

(c)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

(d)	For the purpose of this Clause 25.2, a Subsidiary of the Company is wholly owned if the Company owns, directly or indirectly, at least 95 per cent., of the voting shares of that Subsidiary.

25.3	Resignation of a Borrower

(a)	The Company may request that a Borrower (other than the Company) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

25.4	Additional Guarantors

(a)

Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 19.9 (“Know your customer” checks), the Company may request that any of its wholly owned Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

(i)	the Company delivers to the Agent a duly completed and executed Accession Letter; and

(ii)

the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(b)

The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent).

(c)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

(d)	For the purpose of this Clause 25.4, a Subsidiary of the Company is wholly owned if the Company owns, directly or indirectly, at least 95 per cent., of the voting shares of that Subsidiary.

25.5	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

25.6	Resignation of a Guarantor

(a)	The Company may request that a Guarantor (other than the Company) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)	all the Lenders have consented to the Company’s request.

(c)	Notwithstanding paragraph (b) above the Agent shall accept a Resignation Letter in respect of any Guarantor which ceases to be a Guarantor as a result of a Permitted

Merger provided, for the avoidance of doubt, that following such Permitted Merger the surviving entity shall be a Guarantor.

(d)	Each Guarantor incorporated in Belgium expressly waives the benefit of Articles 1281 and 1285 of the Belgian Civil Code to the extent such provisions would be applicable.

25.7	Change of Borrower

(a)

After the end of the Availability Period, a Borrower (the “Existing Borrower”) may, in relation to any Loan in respect of which it is a Borrower, transfer by novation all or any of its rights and obligations in respect of that Loan (whether in whole or in part) (the “Novated Loan”) on the first day of an Interest Period in respect of that Novated Loan to another Borrower (the “New Borrower”) by serving on the Agent a Borrower Substitution Certificate not later than 5 Business Days before the first day of that Interest Period.

(b)	The Agent shall accept and countersign the Borrower Substitution Certificate if no Default is continuing or would result from the acceptance of the Borrower Substitution Certificate.

(c)	If the Agent accepts and countersigns the Borrower Substitution Certificate, on the first day of the relevant Interest Period (the “Borrower Transfer Date”):

(i)

all of the rights and obligations of the Existing Borrower under the Finance Documents in respect of and which relate to the Novated Loan shall be novated to the New Borrower and shall be rights and obligations of the New Borrower;

(ii)

the Existing Borrower and the Finance Parties shall be released from further obligations towards one another under the Finance Documents in respect of the Novated Loan and their respective rights against one another in respect of the Novated Loan under the Finance Documents shall be cancelled (being the “Borrower Discharged Rights and Obligations”);

(iii)

the New Borrower and the Finance Parties shall assume obligations towards one another and/or acquire rights against one another which differ from the Borrower Discharged Rights and Obligations only insofar as the Finance Parties and the New Borrower have assumed and/or acquired the same in place of the Finance Parties and the Existing Borrower; and

(d)	the New Borrower shall be the Borrower in respect of the Novated Loan.

(e)	Each Finance Party irrevocably authorises and request the Agent to acknowledge, execute and confirm acceptance of any Borrower Substitution Certificate received by it.

(f)

For the avoidance of doubt, Borrowers shall be entitled to substitute one Borrower for another, to change the Currency of a Loan and to divide a Loan into more than one Loan or to take some of those actions on the start of the same Interest Period.

SECTION 10

THE FINANCE PARTIES

26.	ROLE OF THE AGENT AND THE ARRANGER

26.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)

Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)

Each other Finance Party hereby relieves the Agent from the restrictions pursuant to section 181 Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Finance Party. A Finance Party that is barred by its constitutional documents or by-laws from granting such exemption shall notify the Agent accordingly.

26.2	Duties of the Agent

(a)	Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)

Without prejudice to Clause 23.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company), paragraph (a) above shall not apply to any Transfer Certificate, any Assignment Agreement or any Increase Confirmation.

(c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(e)

If the Agent is aware of the non-payment of any principal, interest, ticking fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

26.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

26.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.5	Business with the Group

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

26.6	Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)

Without prejudice to the generality of paragraph (e) above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Company and shall disclose the same upon the written request of the Company or the Majority Lenders.

(g)

Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality. In particular, and for the avoidance of doubt, nothing in any Finance Document shall be construed so as to constitute an obligation of the Agent or the Arranger to perform any services which it would not be entitled to render pursuant to the provisions of the German Act on Rendering Legal Services (Rechtsdienstleistungsgesetz) or pursuant to the provisions of the German Tax Advisory Act (Steuerberatungsgesetz) or any other services that require an express official approval, licence or registration, unless the Agent or the Arranger (as the case may be) holds the required approval, licence or registration.

26.7	Majority Lenders’ instructions

(a)	The Agent shall:

(i)

unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision;

(B)	in all other cases, the Majority Lenders or such other group of Lenders as is specified in the applicable Finance Document; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)

The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or relevant group of Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders (or the relevant group of Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

26.8	Responsibility for documentation

Neither the Agent nor the Arranger:

(a)

is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or the Information Packages; or

(b)

is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or

(c)

is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

26.9	Exclusion of liability

(a)

Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 29.11 (Disruption to payment systems etc.)), the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)

No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.4 (Third Party Rights) and the provisions of the Third Parties Act.

(c)

The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)

Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

26.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability including, without limitation, for negligence or any other category of liability whatsoever incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 29.11 (Disruption to payment systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

26.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in Belgium or The Netherlands as successor by giving notice to the other Finance Parties and the Company.

(b)

Alternatively the Agent may resign by giving 30 days’ notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)

If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in Belgium or The Netherlands).

(d)

After consultation with the Company, the Majority Lenders may, at any time the Agent is an Impaired Agent, replace the Agent by appointing a successor Agent (acting through an office in Belgium or The Netherlands).

(e)

The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(f)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)

Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of this Clause 26. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)

After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

(i)

The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date hereof:

(i)

the Agent fails to respond to a request under Clause 12.7 (FATCA Information) and the Company or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party;

(ii)	the information supplied by the Agent pursuant to Clause 12.7 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party; or

(iii)	the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party;

and in each case, the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction with respect to any payment to the Agent under the Finance Documents that would not be required if the Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Agent, requires it to resign.

26.12	Confidentiality

(a)

In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

26.13	Relationship with the Lenders

(a)

Subject to Clause 23.10 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)

Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents provided that such person has entered into a Confidentiality Undertaking. Such notice shall contain the address, electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address, department and officer by that Lender for the purposes of Clause 31.2 (Addresses) and paragraph (a)(ii) of Clause 31.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

26.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)

whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)

the adequacy, accuracy and/or completeness of the Information Packages and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

26.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

26.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.17	Role of Reference Banks

No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.

26.18	Third party Reference Banks

A Reference Bank which is not a Party may rely on Clause 26.17 (Role of Reference Banks) and Clause 35.2(c) (Exceptions) subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

27.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

Save to the extent inconsistent with obligations under Clause 12 (Tax Gross Up and Indemnities) no provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28.	SHARING AMONG THE FINANCE PARTIES

28.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 29 (Payment Mechanics) or pursuant to a Debt Purchase Transaction in accordance with Clause 24 (Debt Purchase Transactions) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)

the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)

the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.6 (Partial payments).

28.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 29.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

28.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 28.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

28.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

28.5	Exceptions

(a)

This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

(c)

This Clause 28 shall not apply to amounts due and payable by an Obligor to a Defaulting Lender which are discharged by way of set off in accordance with paragraph (b) of Clause 29.7 (No set-off by Obligors) or Clause 30 (Set-Off).

SECTION 11

ADMINISTRATION

29.	PAYMENT MECHANICS

29.1	Payments to the Agent

(a)

On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)

Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

29.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to an Obligor) and Clause 29.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

29.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 30 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4	Clawback and pre-funding

(a)

Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)

If the Agent is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)	the Agent shall notify the Company of that Lender’s identity and the Borrower to whom that sum was made available shall on demand from the Agent refund it to the Agent; and

(ii)

the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

29.5	Impaired Agent

(a)

If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 29.1 (Payments to the Agent) shall pay that amount directly to the required recipient. If the Party receiving such payment has notified the Party making the payment of the account to which such payment should be made at least 3 Business Days prior to the due date for the payment, it shall be made to that account. Such payment must be made within 3 Business Days of the due date for payment under the Finance Documents.

(b)	A Party which has made a payment in accordance with this Clause 29.5 shall be discharged of the relevant payment obligation under the Finance Documents.

(c)

The Company shall use reasonable endeavours to provide each Lender with a current list of the Lenders as soon as reasonably practicable upon the Agent becoming an Impaired Agent. For the avoidance of doubt, no Default shall arise as a result of the failure of the Company to provide such a list.

29.6	Partial payments

(a)

If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amounts owing to the Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

29.7	No set-off by Obligors

(a)

Subject to paragraph (b) below, all payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

(b)

Paragraph (a) above does not restrict the ability of an Obligor to set off, in accordance with paragraph (b) of Clause 30 (Set-Off), any amount due and payable by it to a Defaulting Lender against any amount due and payable by the Defaulting Lender or any of its Affiliates (with whom any Obligor has deposits or has entered into Treasury Transactions).

29.8	Business Days

(a)

Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, USD is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than USD shall be paid in that other currency.

29.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)

If a change in any currency of a country (being a currency in which the Facility is made available under this Agreement) occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

29.11	Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)

the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)

the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)

the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)

any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 35 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 29.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (c) above.

30.	SET-OFF

(a)

Subject to Clause 4.4 (Utilisation during the Certain Funds Period), while an Event of Default is continuing, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)

Notwithstanding paragraph (a) above, each Obligor may set off any amount due and payable by it to a Defaulting Lender under a Finance Document against any amount due and payable by the Defaulting Lender or any of its Affiliates (with whom any Obligor has deposits or has entered into Treasury Transactions) to that Obligor.

(c)

The Obligor will notify the Agent and the Defaulting Lender as soon as practicable and in no event later than the date falling one Business Day prior to the due date for payment of the relevant amount by that Obligor that it intends to exercise a right of set off in accordance with paragraph (b) above and shall provide the Agent and the Defaulting Lender with reasonable computations in relation thereto.

31.	NOTICES

31.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by email or letter.

31.2	Addresses

The address and email (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company, that identified with its name below;

(b)	in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified with its name below,

or any substitute address or email or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

31.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of email, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

31.4	Notification of address and email

(a)

Promptly upon receipt of notification of an address or email or change of address or email pursuant to Clause 31.2 (Addresses) or changing its own address or email, the Agent shall notify the other Parties.

(b)

The Agent shall provide to the Company on the date of this Agreement and within 5 Business Days of registering any assignment or transfer pursuant to Clause 23 (Changes to the Lenders), a list (which may be in electronic form) setting out the names of the Lenders, their respective Commitments, the address and email (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

31.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. Where a communication is to be made to more than one Party, the Party making such communication shall use reasonable endeavours to make the communication to all relevant Parties simultaneously. (For the avoidance of doubt, no Default shall arise as a result of the failure of a Party to make such communication to all relevant Parties simultaneously). This provision shall not operate after a replacement Agent has been appointed.

31.6	Electronic communication

(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them.

(b)

Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

31.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)

if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32.	CALCULATIONS AND CERTIFICATES

32.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3	Day count convention and interest calculation

(a)	Any interest, commission or fee accruing under a Finance Document will accrue from day to day and the amount of any such interest, commission or fee is calculated:

(i)	on the basis of the actual number of days elapsed and a year of 360 days (or, in any case where the practice in the Relevant Market differs, in accordance with that market practice); and

(ii)	subject to paragraph (b) below, without rounding.

(b)	The aggregate amount of any accrued interest, commission or fee which is, or becomes, payable by an Obligor under a Finance Document shall be rounded to 2 decimal places.

33.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No, single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

35.	AMENDMENTS AND WAIVERS

35.1	Required consents

(a)

Subject to Clause 35.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors’ Agent and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 35.

(c)	Paragraph (c) of Clause 23.10 (Pro rata interest settlement) shall apply to this Clause 35.1.

35.2	Exceptions

(a)	Subject to Clause 35.3 (Changes to reference rates and use of Term SOFR) an amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)

a reduction in the Margin (other than pursuant to the Margin ratchet mechanism set out in the definition of Margin) or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment (other than any increase in or extension of any Commitment that occurs as part of Clause 5.4 (Refinancing of the Facility));

(v)	a change to the Borrowers or Guarantors other than in accordance with Clause 25 (Changes to the Obligors);

(vi)	any provision which expressly requires the consent of all the Lenders; or

(vii)	Clause 2.3 (Finance Parties’ rights and obligations), Clause 23 (Changes to the Lenders) or this Clause 35,

shall not be made without the prior consent of all the Lenders.

(b)

An amendment or waiver that has the effect of releasing the guarantee and indemnity granted under Clause 17 (Guarantee and Indemnity) or of releasing any Guarantor from the guarantee and indemnity granted under Clause 17 (Guarantee and Indemnity) shall not be made without the prior consent of all the Lenders.

(c)	An amendment or waiver which relates to the rights or obligations of the Agent, the Arranger (each in their capacity as such) or a Reference Bank (if any) may not be effected without the consent of the Agent, the Arranger or that Reference Bank (if any), as the case may be.

(d)	Any amendment or waiver which:

(i)	relates only to the rights or obligations applicable to a particular Loan, Facility or class of Lender; and

(ii)	does not materially and adversely affect the rights or interests of Lenders in respect of any other Loan or Facility or another class of Lender,

may be made in accordance with this Clause 35 but as if references in this Clause 35 to the specified proportion of Lenders (including, for the avoidance of doubt, all the Lenders) whose consent would, but for this paragraph (d), be required for that amendment or waiver were to that proportion of the Lenders participating in that particular Loan or Facility or forming part of that particular class.

(e)

If a Lender does not accept or reject a request within 10 Business Days (or such longer period as the Company may specify) of it being made, that Lender’s Commitment(s) or participation under the Facility shall not be included for the purpose of calculating Total Commitments or Lenders’ participations when ascertaining whether any relevant percentage of the Total Commitments and/or Lenders’ participation (including for the avoidance of doubt, unanimity) has been obtained to approve an amendment or waiver and its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

35.3	Changes to reference rates and use of Term SOFR

(a)	Subject to Clause 35.2(c) (Exceptions), any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Reference Rate or Term SOFR; and

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Reference Rate or Term SOFR;

(B)

enabling that Replacement Reference Rate or Term SOFR to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate or Term SOFR to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Reference Rate or Term SOFR;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate or Term SOFR; or

(E)

adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate or Term SOFR (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Company.

(b)	An amendment or waiver that relates to, or has the effect of, aligning the means of calculation of interest on a Loan under this Agreement to any recommendation of a Relevant Nominating Body which:

(i)	relates to the use of the RFR on a compounded basis in the international or any relevant domestic syndicated loan markets; and

(ii)	is issued on or after the date of this Agreement,

may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Company.

(c)

If any Lender fails to respond to a request for an amendment or waiver described in paragraph (a) or paragraph (b) above within 10 Business Days (or such longer time period in relation to any request which the Company and the Agent may agree) of that request being made:

(i)

its Commitment(s) or participation under the Facility shall not be included for the purpose of calculating Total Commitments or Lenders’ participations when ascertaining whether any relevant percentage of the Total Commitments and/or Lenders’ participation (including for the avoidance of doubt, unanimity) has been obtained; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

(d)	In this Clause 35.3:

“Published Rate” means:

(a)	the Screen Rate for any Quoted Tenor; or

(b)	an RFR.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Replacement Reference Rate” means a reference rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Published Rate by:

(i)	the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate; or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Majority Lenders and the Company, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate; or

(c)	in the opinion of the Majority Lenders and the Company, an appropriate successor to a Published Rate.

35.4	Replacement of Lender

(a)

If at any time any Lender becomes a Non-Consenting Lender (as defined in paragraph (c) below), the Company may, on 10 Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Company, and which is acceptable to the Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this Clause shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent;

(ii)	no Finance Party shall have any obligation to the Company to find a Replacement Lender;

(iii)	such replacement must take place no later than 180 days after the date the Non-Consenting Lender notifies the Company and the Agent of its failure or refusal to agree to any consent, waiver or amendment to the Finance Documents requested by the Company; and

(iv)	in no event shall the Lender replaced under this paragraph (b) be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

(c)	In the event that:

(i)	the Company or the Agent (at the request of the Company) has requested the Lenders to consent to a waiver or amendment of any provisions of the Finance Documents;

(ii)	the waiver or amendment in question requires the consent of all the Lenders; and

(iii)	the Majority Lenders have consented to such waiver or amendment,

then any Lender who does not and continues not to agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

35.5	Disenfranchisement of Defaulting Lenders

(a)

For so long as a Defaulting Lender has any Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the Facility has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments under the Facility will be reduced by the amount of its Commitments under the Facility.

(b)	For the purposes of this Clause 35.5, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b), (c) or (d) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent a copy of which is provided to the Company) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

35.6	Replacement of a Defaulting Lender

(a)	The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 10 Business Days’ prior written notice to the Agent and such Lender:

(i)

replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its Available Commitment(s) under the Facility; or

(iii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations,

to a Lender or other bank, financial institution, trust, fund or other entity (a “Substitute Lender”) selected by the Company, and which (unless the Agent is an Impaired Agent) is acceptable to the Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest, but excluding Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Company to find a Substitute Lender;

(iii)	the transfer must take place no later than 10 Business Days after the notice referred to in paragraph (a) above; and

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Substitute Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

36.	CONFIDENTIALITY

36.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 36.2 (Disclosure of Confidential Information) and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

36.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)

to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under the Finance Documents and to any of that person’s professional advisers;

(ii)

with (or through) whom it enters into (or may potentially enter into), any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to the Finance Documents and/or one or more Obligors and to any of that person’s professional advisers;

(iii)

appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 26.13 (Relationship with the Lenders));

(iv)

to whom information is required to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(v)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 23.9 (Security over Lenders’ rights);

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	who is a Party; or

(viii)	with the consent of the Company;

in each case, such Confidential Information as that Finance Party (acting reasonably) shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii)and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a

Confidentiality Undertaking and has been informed in writing that some or all of such Confidential Information may be price sensitive information except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)

in relation to paragraphs (b)(iv), (b)(v)and (b)(vi) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party (acting reasonably), it is not practicable so to do in the circumstances; and

(C)	other than in relation to paragraph (iv) above, the recipient is not engaged in a business that would reasonably be considered to be a competitor of the Group;

(c)

to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii)above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party; and

(d)

to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

36.3	Entire agreement

This Clause 36 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

36.4	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

36.5	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)

of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(iv) of Clause 36.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 36 (Confidentiality).

36.6	Continuing obligations

The obligations in this Clause 36 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

37.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS

37.1	Confidentiality and disclosure

(a)

The Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.

(b)	The Agent may disclose:

(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the relevant Borrower pursuant to Clause 8.4 (Notifications); and

(ii)

any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Reference Bank, as the case may be.

(c)	The Agent may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:

(i)

any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)

any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)

any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender or Reference Bank as the case may be.

(d)

The Agent’s obligations in this Clause 37 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 8.5 (Notifications) provided that (other than pursuant to paragraph (b)(i) above) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

37.2	Related obligations

(a)

The Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Agent, any Reference Bank Quotation for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:

(i)

of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 37.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 37.

37.3	No Event of Default

No Event of Default will occur under Clause 22.2 (Other obligations) by reason only of an Obligor’s failure to comply with this Clause 37.

38.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

39.	U.S. PATRIOT ACT

Each Lender herby notifies each Obligor that pursuant to the requirements of the USA Patriot Act, such Lender is required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and the other information that will allow such Lender to identify such Obligor in accordance with the USA Patriot Act.

SECTION 9

GOVERNING LAW AND ENFORCEMENT

40.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

41.	ENFORCEMENT

41.1	Jurisdiction

(a)

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)

This Clause 41.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

41.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)	irrevocably appoints UCB Pharma Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

42.	WAIVER OF JURY TRIAL

EACH OF THE PARTIES TO THIS AGREEMENT AGREES TO WAIVE IRREVOCABLY ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN THIS AGREEMENT. This waiver is intended to apply to all Disputes. Each party acknowledges that (a) this waiver is a material inducement to enter into this Agreement, (b) it has already relied on this waiver in entering into this Agreement and (c) it will continue to rely on this waiver in future dealings. Each party represents that it has reviewed this waiver with its legal advisers and that it knowingly and voluntarily waives its jury trial rights after consultation with its legal advisers. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

43.	CONTRACTUAL RECOGNITION OF BAIL-IN

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE PARTIES

Part I

The Original Obligors

Name of Original Borrower	Registration number (or equivalent, if any)

UCB SA	0403.053.608, RLP Brussels, Belgium

UCB Biopharma SRL	0543.573.053, RLP Brussels, Belgium

Name of Original Guarantor	Registration number (or equivalent, if any)

UCB SA	0403.053.608, RLP Brussels, Belgium

UCB Biopharma SRL	0543.573.053, RLP Brussels, Belgium

UCB Pharma GmbH	HRB 62600, Düsseldorf, Germany

“UCB GmbH”	HRB 58429, Düsseldorf, Germany

UCB, Inc.	2138606, Delaware, the United States of America

Part II

The Original Lenders

Name of Original Lender	Commitment (USD)
BNP Paribas Fortis SA/NV	400,000,000

Barclays Bank PLC	400,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

Part I

Conditions Precedent To Initial Utilisation

1.	Original Obligors

(a)	A copy of the constitutional documents of each Original Obligor incorporated in a jurisdiction other than Germany.

(b)

In relation to an Original Obligor incorporated or established in Germany an up-to-date commercial register extract (Handelsregisterausdruck), its articles of association (Satzung) or partnership agreement (Gesellschaftsvertrag) and its shareholder list (Gesellschafterliste) (if applicable).

(c)

A copy of a resolution of the board of directors of each Original Obligor incorporated in a jurisdiction other than Germany and/or, if applicable and required, a copy of a resolution of the supervisory board (Aufsichtsrat) and/or advisory board (Beirat) of such Original Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request, Selection Notice or any other notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(d)	A specimen of the signature of the relevant persons authorised by the resolution referred to in paragraph (c) above.

(e)

Other than with respect to the Company, where customary in the jurisdiction of incorporation of the relevant Original Obligor, a copy of a resolution signed by all the holders of the issued shares in each Original Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Original Obligor is a party.

(f)

A certificate of the Company (signed by a director or an authorised signatory) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Original Obligor to be exceeded.

(g)	A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct,

complete and in full force and effect as at a date no earlier than the date of this Agreement.

(h)

A copy of a good standing or existence certificate (if available) with respect to each U.S. Obligor, issued as of a recent date by the Secretary of State or other appropriate official of such U.S. Obligor’s jurisdiction of incorporation, organisation or formation.

2.	Legal opinions

(a)	A legal opinion of Clifford Chance LLP, legal advisers to the Arranger and the Agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)

If an Original Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Arranger and the Agent in the relevant jurisdiction, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

3.	Other documents and evidence

(a)	This Agreement, duly executed.

(b)	The Fee Letters, duly executed.

(c)

A copy of the executed Merger Agreement dated no later than 5 Business Days after the date of this Agreement, provided that it is understood and agreed that the draft Merger Agreement delivered to Clifford Chance LLP by Skadden, Arps, Slate, Meagher & Flom (UK) LLP by email on 17 January 2022 at 18:35 is in form and substance satisfactory to the Agent.

(d)

A certificate of the Company certifying that the Company has or has access to sufficient funds (after giving effect to the Loans to be made on the Utilisation Date) to complete the Acquisition and make all payments (or procure the making of all payments) required to be made under and in connection with the Merger Agreement with respect to each of the Acceptance Time and the Closing Date.

(e)	A certificate of the Company certifying that:

(i)	the Company has complied with the provision of Clause 21.18(c) (Acquisition related undertakings); and

(ii)

all Offer Conditions (as defined in the Merger Agreement) set forth in Annex I of the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Acceptance Time) have been (if such condition relates to any member of the Target Group, to the knowledge of the Company) satisfied or, to the extent not prohibited by Clause 21.18(c) (Acquisition related undertakings), waived.

(f)

A structure chart of the Group showing the Group assuming the Closing Date for the Acquisition has occurred, certified by the Company, to its knowledge and belief having made due and careful enquiry, to be true, complete and accurate in all material respects.

(g)	Evidence that any process agent referred to in Clause 41.2 (Service of process), if not an Original Obligor, has accepted its appointment.

(h)	The Original Financial Statements of each Original Obligor.

(i)	Completion of the “know your customer” checks provided that the Original Lenders have used all reasonable endeavours to complete such checks.

(j)

Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 11 (Fees) and Clause 16 (Costs and Expenses) to the extent invoiced at least 3 Business Days prior to the first Utilisation Date have been paid or will be paid on the first Utilisation Date.

Part II

Conditions Precedent Required To Be

Delivered by an Additional Obligor

1.	An Accession Letter, duly executed by the Additional Obligor and the Company.

2.	A copy of the constitutional documents of the Additional Obligor incorporated in a jurisdiction other than Germany.

3.

In relation to an Additional Obligor incorporated or established in Germany an up-to-date commercial register extract (Handelsregisterausdruck), its articles of association (Satzung) or partnership agreement (Gesellschaftsvertrag) and shareholder list (Gesellschafterliste) (if applicable.)

4.

A copy of a resolution of the board of directors of the Additional Obligor incorporated in a jurisdiction other than Germany and/or if applicable and required a copy of a resolution of the supervisory board (Aufsichtsrat) and/or if applicable the advisory board (Beirat) of such Additional Obligor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)	authorising a specified person or persons to execute the Accession Letter on its behalf;

(c)

authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request, Selection Notice and any other notice) to be signed and/or despatched by it under or in connection with the Finance Documents; and

(d)

in the case of an Additional Guarantor incorporated in Belgium, setting out the reasons why the board of directors of that Obligor considered that the entry into of this Agreement, and in particular the assumption of its guarantee obligations in accordance with Clause 17 (Guarantee and Indemnity) is of benefit to that Obligor.

5.	A specimen of the signature of the relevant persons authorised by the resolution referred to in paragraph 4 above.

6.

If applicable, a copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

7.

In the case of an Additional Obligor incorporated in Belgium, a copy of a resolution of the shareholders meeting, or a written resolution of all shareholders, approving any provision of the Finance Documents that may fall within the scope of Article 7:151 of the Belgian Code of Companies and Associations, including without limitation Clause 7.2 (Change of control) and Clause 21.15 (Disposals) (in combination with Clause 22.2 (Other obligations) and Clause 22.12 (Acceleration)) of this Agreement, together with evidence that such resolution has been filed with the clerk of the competent enterprise court in accordance with Article 556 of the Belgian Company Code or article 7:151 of the Belgian Code of Companies and Associations (as applicable).

8.

A certificate of the Additional Obligor (signed by a director or authorised signatory) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

9.

A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

10.

A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

11.	If available, the latest audited financial statements of the Additional Obligor.

12.	A legal opinion of Clifford Chance LLP, legal advisers to the Arranger and the Agent in England.

13.

If the Additional Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Arranger and the Agent in the jurisdiction in which the Additional Obligor is incorporated.

14.

If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 41.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

15.

A copy of a good standing or existence certificate (if available) with respect to each Additional Obligor incorporated in the United States, issued as of a recent date by the Secretary of State or other appropriate official of such Additional Obligor’s jurisdiction of incorporation, organisation or formation.

SCHEDULE 3

REQUESTS

Part I

Utilisation Request

From:	[Borrower]/[Company]

To:	BNP PARIBAS FORTIS SA/NV as Agent

Dated:

Dear Sirs

UCB SA – Term Facility Agreement

dated [                    ] 2022 (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Amount:	USD [ ] or, if less, the Available Facility

Interest Period:	[ ]

3.

We confirm that each condition specified in [Clause 4.2 (Further conditions precedent)]/[Clause 4.4 (Utilisation during the Certain Funds Period)] of the Agreement is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

…………………………………

authorised signatory for

[name of relevant Borrower or Company where the Company is delivering the Utilisation

Request on behalf of the Relevant Borrower]

Part II

Selection Notice

From:	[Borrower]/[Company]

To:	BNP PARIBAS FORTIS SA/NV as Agent

Dated:

Dear Sirs

UCB SA – Term Facility Agreement

dated [___________] 2022 (the “Agreement”)

1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Loan[s] in [identify currency] with an Interest Period ending on [ ].[1]

3.	[We request that the above Loan[s] be divided into [ ] Loans with the following amounts and Interest Periods:] [2]

or

[We request that the next Interest Period for the above Loan[s] is [        ]].3

or

[We request that USD [                ] of such Loan[s] be converted to EUR on first day of the Interest Period to commence after this Selection Notice being [                ] and that the Interest Period for this converted Loan is [                ].

[We request that the next Interest Period for the above Loan[s] not converted to EUR (being an amount of USD [                ]) is [                ]]]4

4.	This Selection Notice is irrevocable.

[1]	Insert details of all Loans in the same currency which have an Interest Period ending on the same date.
[2]	Use this option if division of Loans is requested.
[3]	Use this option if sub-division is not required.
[4]	Use this option if currency change if requested.

Yours faithfully

…………………………………

authorised signatory for

[name of relevant Borrower or Company where the Company is delivering the Selection Notice on behalf of the Relevant Borrower]

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To:	BNP PARIBAS FORTIS SA/NV as Agent
From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

UCB SA – Term Facility Agreement

dated [___________] 2022 (the “Agreement”)

1.

We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 23.5 (Procedure for transfer) of the Agreement:

(a)

The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation, and in accordance with Clause 23.5 (Procedure for transfer) of the Agreement, all of the Existing Lender’s rights and obligations under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment and participation in Loans under the Agreement as specified in the Schedule.

(b)	The proposed Transfer Date is [___________] .

(c)	The Facility Office and address, email and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) of the Agreement are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 23.4 (Limitation of responsibility of Existing Lenders) of the Agreement.

4.	The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is:

(a)	With respect to a Borrower who is resident in Belgium:

(i)	[A Qualifying Lender within paragraph (a)(i)or (a)(ii) of that definition;] or

(ii)	[A Treaty Lender]; or

(iii)	[Not a Qualifying Lender].[5]

(b)	With respect to a Borrower who is resident in U.S:

[5]	Delete as applicable—each New Lender is required to confirm which of these three categories it falls within.

(i)	[A Qualifying Lender within paragraph (b) of that definition;] or

(ii)	[Not a Qualifying Lender].[6]

(c)	With respect to an Obligor who is resident in the United Kingdom:

(i)	[A Qualifying Lender within paragraph (c)(A) or (c)(B) or (c)(C) or (c)(D) or (c)(F) of that definition]; or

(ii)	[A Treaty Lender]; or

(iii)	[Not a Qualifying Lender.] [7]

(d)	With respect to any other Borrower:

(i)	[A Treaty Lender]; or

(ii)	[A Qualifying Lender within paragraph (d)(ii) of that definition;] or

(iii)	[Not a Qualifying Lender.] [8]

5.

The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it [is]/[is not] incorporated, having its place of effective management, or acting through its Facility Office situated, as the case may be, in a Non-Cooperative Jurisdiction.

6.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.][9]

[6]	Delete as applicable—each New Lender is required to confirm which of these three categories it falls within.
[7]	Delete as applicable—each New Lender is required to confirm which of these three categories it falls within.
[8]	Delete as applicable—each New Lender is required to confirm which of these three categories it falls within.
[9]	Include only if New Lender is a UK Non-Bank Lender - i.e., falls within paragraph (c)(B)(C) or (D) of the definition of Qualifying Lender in Clause 12.1 (Definitions).

7.

The New Lender expressly confirms that it [can/cannot] exempt the Agent from the restrictions pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other law as provided for in paragraph (c) of Clause 26.1 (Appointment of the Agent).

8.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

9.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

10.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, email and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [___________] .

BNP PARIBAS FORTIS SA/NV as Agent

By:

SCHEDULE 5

FORM OF ASSIGNMENT AGREEMENT

To: BNP PARIBAS FORTIS SA/NV as Agent and UCB SA as the Company, for and on behalf of each Obligor

From: [the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:

UCB SA – Term Facility Agreement

dated [___________] 2022 (the “Agreement”)

1.

We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	We refer to Clause 23.6 (Procedure for assignment) of the Agreement:

(a)

The Existing Lender hereby assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitments and participations in Loans under the Agreement as specified in the Schedule.

(b)

The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Loans under the Agreement specified in the Schedule.

(c)	The New Lender hereby becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [___________] .

4.	On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.

5.	The Facility Office and address, email and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) of the Agreement are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 23.4 (Limitation of responsibility of Existing Lenders).

7.	The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is:

(a)	With respect to a Borrower who is resident in Belgium:

(i)	[A Qualifying Lender within paragraph (a)(i) or (a)(ii) of that definition;] or

(ii)	[A Treaty Lender]; or

(iii)	[Not a Qualifying Lender].[10]

(b)	With respect to a Borrower who is resident in U.S:

(i)	[A Qualifying Lender within paragraph (b) of that definition;] or

(ii)	[Not a Qualifying Lender].[11]

(c)	With respect to an Obligor who is resident in the United Kingdom::

(i)	[A Qualifying Lender within paragraph (c)(A) or (c)(B) or (c)(C) or (c)(D) or (c)(F) of that definition]; or

(ii)	[A Treaty Lender]; or

(iii)	[Not a Qualifying Lender.] [12]

(d)	With respect to any other Borrower:

(i)	[A Treaty Lender]; or

(ii)	[A Qualifying Lender within paragraph (d)(ii) of that definition;] or

(iii)	[Not a Qualifying Lender.] [13]

8.

The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it [is]/[is not] incorporated, having its place of effective management, or acting through its Facility Office situated, as the case may be, in a Non-Cooperative Jurisdiction.

9.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(d)	a company resident in the United Kingdom for United Kingdom tax purposes;

(e)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(f)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest

[10]	Delete as applicable—each New Lender is required to confirm which of these three categories it falls within.
[11]	Delete as applicable—each New Lender is required to confirm which of these three categories it falls within.
[12]	Delete as applicable—each New Lender is required to confirm which of these three categories it falls within.
[13]	Delete as applicable—each New Lender is required to confirm which of these three categories it falls within.

payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.][14]

10.

This Assignment Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 23.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company) of the Agreement, to the Company (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.

11.

The New Lender expressly confirms that it [can/cannot] exempt the Agent from the restrictions pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other law as provided for in paragraph (c) of Clause 26.1 (Appointment of the Agent).

12.	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

13.	This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

14.	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

[14]	Include only if New Lender is a UK Non-Bank Lender - i.e., falls within paragraph (c)(B)(C) or (D) of the definition of Qualifying Lender in Clause 12.1 (Definitions).

THE SCHEDULE

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility office address, email and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]
By:	By:

This Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as [    ].

Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

BNP PARIBAS FORTIS SA/NV as Agent

By:

SCHEDULE 6

FORM OF ACCESSION LETTER

To:	BNP PARIBAS FORTIS SA/NV as Agent
From:	[Subsidiary] and UCB SA as the Company

Dated:

Dear Sirs

UCB SA – Term Facility Agreement

dated [___________] 2022 (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.

[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Agreement as an Additional [Borrower]/[Guarantor] pursuant to Clause [25.2 (Additional Borrowers)]/[Clause 25.4 (Additional Guarantors)] of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.

[[Subsidiary] hereby represents that it does not qualify as a small or medium sized enterprise to which the provisions of the Belgian law of 21 December 2013 on the financing of small and medium sized enterprises (Wet betreffende diverse bepalingen inzake de financiering voor kleine en middelgrote ondernemingen/Loi relative à diverses dispositions concernant le financement des petites et moyennes entreprises), as amended from time to time, apply, and as a result of which that law would apply to the Agreement.][15]

4.	[The Company confirms that no Default is continuing or would occur as a result of [Subsidiary] becoming an Additional Borrower.]

5.	[Subsidiary’s] administrative details are as follows:

Address:

Email:

Attention:

6.	This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[15]	Only relevant in case of an Additional Borrower incorporated in Belgium.

7.

[The following limitations on the guarantee given under Clause 17 (Guarantee and Indemnity) of the Agreement shall apply in respect of the Additional Guarantor: [List limitations, as contemplated by Clause 17.11 (Guarantee Limitations)]]

[This Accession Letter is entered into by deed.]

UCB SA as the Company	[Subsidiary]

SCHEDULE 7

FORM OF RESIGNATION LETTER

To:	BNP PARIBAS FORTIS SA/NV as Agent
From:	[resigning Obligor] and UCB SA as the Company

Dated:

Dear Sirs

UCB SA – Term Facility Agreement

dated [___________] 2022 (the “Agreement”)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.

Pursuant to [Clause 25.3 (Resignation of a Borrower)]/[Clause 25.6 (Resignation of a Guarantor)] of the Agreement, we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Agreement.

3.	We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	[•]*

4.	[It is expressly agreed that the guarantees granted by each Obligor under the Agreement and any other Finance Document shall be preserved for the benefit of the Finance Parties.] **

5.	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

UCB SA as the Company	[Subsidiary]

By:	By:

*	Insert any other conditions required by the Facility Agreement.
**	Include for Belgian resigning entity only.

SCHEDULE 8

FORM OF COMPLIANCE CERTIFICATE

To:	BNP PARIBAS FORTIS SA/NV as Agent

From:	UCB SA as the Company

Dated:

Dear Sirs

UCB SA – Term Facility Agreement

dated [___________] 2022 (the “Agreement”)

1.

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.

We confirm that in respect of the Relevant Period ended [•], Consolidated Total Net Borrowings were [•] and Consolidated EBITDA was [•]. The Leverage Ratio was therefore [•] and the applicable Margin is therefore [•].

3.

[For the purposes of paragraph (c) of Clause 20.2 (Leverage Ratio), [describe any relevant currency swaps and attach any necessary explanation of how they affect the calculation of the Leverage Ratio].].

4.	We confirm that the Material Subsidiaries are as follows:

[list]

5.	[We confirm that no Event of Default is continuing.]*

Signed:
	[Title]	[Title]
	Of	of
	[Company]	[Company]

[insert applicable certification language]

*	If this statement cannot be made, the certificate should identify any Event of Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 9

TIMETABLES

Part 1 - Loans

	Loans in euro	Loans in USD
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 9.1 (Selection of Interest Periods))	D-3* 11:00 a.m. (Brussels time)	D-3* 11:00 a.m. (Brussels time)
Agent notifies the Lenders of the Loan in accordance with Clause 5.5 (Lenders’ participation)	D-3** 3:00 p.m. (Brussels time)	D-3** 3:00 p.m. (Brussels time)
EURIBOR is fixed	Quotation Day 11:00 a.m. (Brussels time)	N/A
Reference Bank Rate calculated by reference to available quotations in accordance with Clause 10.1 (Absence of Quotations)	Quotation Day 11:30 a.m. (Brussels time) in respect of EURIBOR	N/A

“D” = Utilisation Date

“D-X” = Business Days prior to date of utilisation.

*

In respect of the first Utilisation Date, a Utilisation Request shall be accepted provided that it is delivered prior to 2:30 p.m. (London time) on the day which is at least 1 Business Day prior to the proposed Utilisation Date.

**	In respect of the first Utilisation Date, 3:00 p.m. (London time) on the date of delivery of the Utilisation Request.

SCHEDULE 10

FORM OF INCREASE CONFIRMATION

To:	BNP PARIBAS FORTIS SA/NV as Agent and UCB SA as Company, for and on behalf of each Obligor

From:	[the Increase Lender] (the “Increase Lender”)

Dated:

UCB SA – Term Facility Agreement

dated [___________] 2022 (the “Agreement”)

1.

We refer to the Agreement. This is an Increase Confirmation. Terms defined in the Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.

2.	We refer to Clause 2.2 (Increase) of the Agreement.

3.

The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it had been an Original Lender under the Agreement in respect of the Relevant Commitment.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [ ].

5.	On the Increase Date, the Increase Lender becomes party to the Finance Documents as a Lender.

6.	The Facility Office and address, email and attention details for notices to the Increase Lender for the purposes of Clause 31.2 (Addresses) of the Agreement are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (i) of Clause 2.2 (Increase) of the Agreement.

8.	The Increase Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is:

(a)	With respect to a Borrower who is resident in Belgium:

(i)	[A Qualifying Lender within paragraph (a)(i) or (a)(ii) of that definition;] or

(ii)	[A Treaty Lender]; or

(iii)	[Not a Qualifying Lender].[16]

(b)	With respect to a Borrower who is resident in U.S:

(i)	[A Qualifying Lender within paragraph (b) of that definition;] or

[16]	Delete as applicable—each New Lender is required to confirm which of these three categories it falls within.

(ii)	[Not a Qualifying Lender].[17]

(c)	With respect to an Obligor who is resident in the United Kingdom::

(i)	[A Qualifying Lender within paragraph (c)(A) or (c)(B) or (c)(C) or (c)(D) or (c)(F) of that definition]; or

(ii)	[A Treaty Lender]; or

(iii)	[Not a Qualifying Lender.] [18]

(d)	With respect to any other Borrower:

(i)	[A Treaty Lender]; or

(ii)	[A Qualifying Lender within paragraph (d)(ii) of that definition;] or

(iii)	[Not a Qualifying Lender.] [19]

9.

The Increase Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it [is]/[is not] incorporated, having its place of effective management, or acting through its Facility Office situated, as the case may be, in a Non-Cooperative Jurisdiction.

10.

The Increase Lender expressly confirms that it [can/cannot] exempt the Agent from the restrictions pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other law as provided for in paragraph (c) of Clause 26.1 (Appointment of the Agent).

11.	[The Increase Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest

[17]	Delete as applicable—each Increase Lender is required to confirm which of these three categories it falls within.
[18]	Delete as applicable—each Increase Lender is required to confirm which of these three categories it falls within.
[19]	Delete as applicable—each Increase Lender is required to confirm which of these three categories it falls within.

payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.][20]

12.	This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.

13.	This Increase Confirmation and any non-contractual obligations arising out of or in connection with it are governed by English law.

14.	This Increase Confirmation has been entered into on the date stated at the beginning of this Increase Confirmation.

[20]	Include only if Increase Lender is a UK Non-Bank Lender - i.e., falls within paragraph (c)(B)(C) or (D) of the definition of Qualifying Lender in Clause 12.1 (Definitions).

THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility Office address, email and attention details for notices and account details for payments]

[Increase Lender]

By:

This Increase Confirmation is accepted by the Agent and the Increase Date is confirmed as [    ].

Agent

By:

SCHEDULE 11

REFERENCE RATE TERMS

CURRENCY:	Dollars.

Cost of funds as a fallback

Cost of funds will not apply as a fallback.

Definitions

Additional Business Days:	An RFR Banking Day.

Break Costs:	None specified.

Business Day Conventions (definition of “Month” and Clause 9.2 (Non-Business Days)):	(a) If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(i)  subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii)  if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(iii)   if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(b)   If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Central Bank Rate:

(a)   The short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or

(b)   if that target is not a single figure, the arithmetic mean of:

(i) the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and (ii) the lower bound of that target range.

Central Bank Rate Adjustment:	In relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, 20 per cent. trimmed arithmetic mean (calculated by the Agent) of the Central Bank Rate Spreads for the five most immediately preceding RFR Banking Days for which the relevant RFR is available.

Central Bank Rate Spread:

In relation to any RFR Banking Day, the difference (expressed as a percentage rate per annum) calculated by the Agent of:

(a)   the RFR for that RFR Banking Day; and

(b)   the Central Bank Rate prevailing at the close of business on that RFR Banking Day.

Daily Rate:	The “Daily Rate” for any RFR Banking Day is:

(a) the RFR for that RFR Banking Day; or

(b)   if the RFR is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of:

(i)  the Central Bank Rate for that RFR Banking Day; and

(ii)  the applicable Central Bank Rate Adjustment; or

(c)   if paragraph (b) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:

(i)  the most recent Central Bank Rate for a day which is no more than five RFR Banking Days before that RFR Banking Day; and

(ii)  the applicable Central Bank Rate Adjustment,

rounded, in either case, to five decimal places, and if, in either case, that rate is less than zero, the Daily Rate shall be deemed to be zero.

Lookback Period:	Five RFR Banking Days.

Market Disruption Rate:	None specified.

Relevant Market:	The market for overnight cash borrowing collateralised by U.S. Government securities.

Reporting Day:	The Business Day which follows the day which is the Lookback Period prior to the last day of the Interest Period.

RFR:	The secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

RFR Banking Day:

Any day other than:

(a)   a Saturday or Sunday; and

(b)   a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. Government securities.

Interest Periods

Periods capable of selection as Interest Periods (paragraph (d) of Clause 9.1 (Selection of Interest Periods)):	One (1) or three (3) Months or any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders in relation to the relevant Loan).

SCHEDULE 12

DAILY NON-CUMULATIVE COMPOUNDED RFR RATE

The “Daily Non-Cumulative Compounded RFR Rate” for any RFR Banking Day “i” during an Interest Period for a Loan denominated in USD is the percentage rate per annum (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose) calculated as set out below:

where:

“UCCDRi” means the Unannualised Cumulative Compounded Daily Rate for that RFR Banking Day “i”;

“UCCDRi-1” means, in relation to that RFR Banking Day “i”, the Unannualised Cumulative Compounded Daily Rate for the immediately preceding RFR Banking Day (if any) during that Interest Period;

“dcc” means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number;

“ni” means the number of calendar days from, and including, that RFR Banking Day “i” up to, but excluding, the following RFR Banking Day; and

the “Unannualised Cumulative Compounded Daily Rate” for any RFR Banking Day (the “Cumulated RFR Banking Day”) during that Interest Period is the result of the below calculation (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose):

where:

“ACCDR” means the Annualised Cumulative Compounded Daily Rate for that Cumulated RFR Banking Day;

“tni” means the number of calendar days from, and including, the first day of the Cumulation Period to, but excluding, the RFR Banking Day which immediately follows the last day of the Cumulation Period;

“Cumulation Period” means the period from, and including, the first RFR Banking Day of that Interest Period to, and including, that Cumulated RFR Banking Day;

“dcc” has the meaning given to that term above; and

the “Annualised Cumulative Compounded Daily Rate” for that Cumulated RFR Banking Day is the percentage rate per annum (rounded to five decimal places) calculated as set out below:

where:

“d0” means the number of RFR Banking Days in the Cumulation Period;

“Cumulation Period” has the meaning given to that term above;

“i” means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order in the Cumulation Period;

“DailyRatei-LP” means, for any RFR Banking Day “i” in the Cumulation Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day “i”;

“ni” means, for any RFR Banking Day “i” in the Cumulation Period, the number of calendar days from, and including, that RFR Banking Day “i” up to, but excluding, the following RFR Banking Day;

“dcc” has the meaning given to that term above; and

“tni” has the meaning given to that term above.

SCHEDULE 13

CUMULATIVE COMPOUNDED RFR RATE

The “Cumulative Compounded RFR Rate” for any Interest Period for a Loan denominated in USD is the percentage rate per annum (rounded to the same number of decimal places as is specified in the definition of “Annualised Cumulative Compounded Daily Rate” in SCHEDULE 12 (Daily Non-Cumulative Compounded RFR Rate)) calculated as set out below:

where:

“d0” means the number of RFR Banking Days during the Interest Period;

“i” means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order during the Interest Period;

“DailyRatei-LP” means for any RFR Banking Day “i” during the Interest Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day “i”;

“ni” means, for any RFR Banking Day “i”, the number of calendar days from, and including, that RFR Banking Day “i” up to, but excluding, the following RFR Banking Day;

“dcc” means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number; and

“d” means the number of calendar days during that Interest Period.

SCHEDULE 14

FORM OF BORROWER SUBSTITUTION CERTIFICATE

To:	BNP PARIBAS FORTIS SA/NV as Agent

From:	[The Existing Borrower] (the “Existing Borrower”) and [The New Borrower] (the “New Borrower)

Dated:

UCB SA – Term Facility Agreement

dated [___________] 2022 (the “Agreement”)

1.

We refer to the Agreement. This is a Borrower Substitution Certificate. Terms defined in the Agreement have the same meaning in this Borrower Substitution Certificate unless given a different meaning in this Borrower Substitution Certificate.

2.	We refer to Clause 25.7 (Change of Borrower) of the Agreement:

(a)

The Existing Borrower and the New Borrower agree to the Existing Borrower transferring to the New Borrower by novation, and in accordance with Clause 25.7 (Change of Borrower) of the Agreement, all of the Existing Borrower’s rights and obligations under the Agreement and the other Finance Documents which relate to that portion of the Existing Borrower’s under the Agreement as specified in the Schedule.

(b)	The first day of the next relevant Interest Period is [•]

3.	The Existing Borrower and New Borrower confirm that no Default is continuing or would result from the acceptance of the Borrower Substitution Certificate.

4.	This Borrower Substitution Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

5.	This Borrower Substitution Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

THE SCHEDULE

Rights and obligations to be transferred

[insert relevant details including amount and currency of the Loan to be transferred]

[Existing Borrower]	[New Borrower]

By:	By:

This Borrower Substitution Certificate is accepted by the Agent and the Borrower Transfer Date is confirmed as [•].

BNP PARIBAS FORTIS SA/NV as Agent

By:

Documentary duty of EUR 0.15 per original paid by bank transfer from Clifford Chance on 29 September 2016. Droit d’écriture de 0,15 euro par original payé par transfert bancaire de Clifford Chance le 29 septembre 2016. Recht op geschriften van 0,15 euro per origineel betaald per overschrijving door Clifford Chance op 29 September 2016.

SIGNATURES

THE COMPANY

UCB SA

By:	/s/ Raf Remijsen
Raf Remijsen

By:	/s/ Xavier Michel
Xavier Michel

Address:	Allée de la Recherche 60, B-1070 Brussels

Email:	Raf.Remijsen@ucb.com; Jeroen.DeSchauwer@ucb.com

THE ORIGINAL BORROWERS

UCB SA

By:	/s/ Raf Remijsen
Raf Remijsen

By:	/s/ Xavier Michel
Xavier Michel

Address:	Allée de la Recherche 60, B-1070 Brussels

Email:	Raf.Remijsen@ucb.com; Jeroen.DeSchauwer@ucb.com

UCB BIOPHARMA SRL

By:	/s/ Sandrine Dufour
Sandrine Dufour
Director

Address:	Allée de la Recherche 60, B-1070 Brussels

Email:	Raf.Remijsen@ucb.com; Jeroen.DeSchauwer@ucb.com

THE ORIGINAL GUARANTORS

UCB SA

By:	/s/ Raf Remijsen
Raf Remijsen

By:	/s/ Xavier Michel
Xavier Michel

Address:	Allée de la Recherche 60, B-1070 Brussels

Email:	Raf.Remijsen@ucb.com; Jeroen.DeSchauwer@ucb.com

UCB BIOPHARMA SRL

By:	/s/ Sandrine Dufour
Sandrine Dufour
Director

Address:	Allée de la Recherche 60, B-1070 Brussels

Email:	Raf.Remijsen@ucb.com; Jeroen.DeSchauwer@ucb.com

UCB PHARMA GMBH

By:	/s/ Dr. Karl-Werner Leffers

Address:	Allée de la Recherche 60, B-1070 Brussels

Email:	Raf.Remijsen@ucb.com; Jeroen.DeSchauwer@ucb.com

UCB GMBH

By:	/s/ Ilaria Villa

Address:	Allée de la Recherche 60, B-1070 Brussels

Email:	Raf.Remijsen@ucb.com; Jeroen.DeSchauwer@ucb.com

UCB INC.

By:	/s/ Jennifer Trevett

Address:	Allée de la Recherche 60, B-1070 Brussels

Email:	Raf.Remijsen@ucb.com; Jeroen.DeSchauwer@ucb.com

THE BOOKRUNNERS

BNP PARIBAS FORTIS SA/NV

By:	/s/ Francis Vandeventer	/s/ Liesbeth Willaert
	Francis Vandeventer	Liesbeth Willaert
	Corporate Debt Platform	Senior Banker

Address:	BNP Paribas Fortis, Montagne du Parc 3, 1000 Brussels

Email:	liesbeth.willaert@bnpparibasfortis.com, francis.vandeventer@bnpparibasfortis.com

Attention:	Liesbeth Willaert, Francis Vandeventer

BARCLAYS BANK PLC

By:	/s/ Roger Cosby

Address:	Barclays Bank PLC
1 Churchill Place
London
E14 5HP
United Kingdom

Email:	edwin.lau@barclays.com

Attention:	Edwin Lau

THE ARRANGERS

BNP PARIBAS FORTIS SA/NV

By:	/s/ Francis Vandeventer	/s/ Liesbeth Willaert
	Francis Vandeventer	Liesbeth Willaert
	Corporate Debt Platform	Senior Banker

Address:	BNP Paribas Fortis, Montagne du Parc 3, 1000 Brussels

Email:	liesbeth.willaert@bnpparibasfortis.com, francis.vandeventer@bnpparibasfortis.com

Attention:	Liesbeth Willaert, Francis Vandeventer

BARCLAYS BANK PLC

By:	/s/ Roger Cosby

Address:	Barclays Bank PLC
1 Churchill Place
London
E14 5HP
United Kingdom

Email:	edwin.lau@barclays.com

Attention:	Edwin Lau

THE UNDERWRITERS

BNP PARIBAS FORTIS SA/NV

By:	/s/ Francis Vandeventer	/s/ Liesbeth Willaert
	Francis Vandeventer	Liesbeth Willaert
	Corporate Debt Platform	Senior Banker

Address:	BNP Paribas Fortis, Montagne du Parc 3, 1000 Brussels

Email:	liesbeth.willaert@bnpparibasfortis.com, francis.vandeventer@bnpparibasfortis.com

Attention:	Liesbeth Willaert, Francis Vandeventer

BARCLAYS BANK PLC

By:	/s/ Roger Cosby

Address:	Barclays Bank PLC
1 Churchill Place
London
E14 5HP
United Kingdom

Email:	edwin.lau@barclays.com

Attention:	Edwin Lau

THE ORIGINAL LENDERS

BNP PARIBAS FORTIS SA/NV

By:	/s/ Francis Vandeventer	/s/ Liesbeth Willaert
	Francis Vandeventer	Liesbeth Willaert
	Corporate Debt Platform	Senior Banker

Address:	BNP Paribas Fortis, Montagne du Parc 3, 1000 Brussels

Email:	liesbeth.willaert@bnpparibasfortis.com, francis.vandeventer@bnpparibasfortis.com

Attention:	Liesbeth Willaert, Francis Vandeventer

BARCLAYS BANK PLC

By:	/s/ Roger Cosby

Address:	Barclays Bank PLC
1 Churchill Place
London
E14 5HP
United Kingdom

Email:	edwin.lau@barclays.com

Attention:	Edwin Lau

THE AGENT

BNP PARIBAS FORTIS SA/NV

By:	/s/ Diego Zeijlstra	/s/ Thi Karen Chu Van
	Diego Zeijlstra	Thi Karen Chu Van
	Agency Relationship Manager	Head of Credit Transaction Management Brussels
Corporate & Institutional Banking

Address:	BNP Paribas Fortis SA/NV, Montagne du Parc 3,
1000 Brussels

Email:	diego.zeijlstra@bnpparibasfortis.com

Attention:	Diego Zeijlstra